Certain confidential information contained in this document, marked by “[***]”, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) is the type of information that the Company treats as private or confidential. Certain schedules (or similar attachments) also marked by “[***]” have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

EXECUTION VERSION        Exhibit 10.1.3

MASTER REPURCHASE AGREEMENT
among
NOMURA CORPORATE FUNDING AMERICAS, LLC, as administrative agent (“Administrative Agent”)
and
NOMURA CORPORATE FUNDING AMERICAS, LLC, as buyer (“Buyer”)
and
LOANDEPOT.COM, LLC, as seller (“Seller”)
Dated as of November 14, 2025
LOANDEPOT FAMSR MASTER TRUST,
MSR COLLATERALIZED NOTES, SERIES 2025-VF1

TABLE OF CONTENTS
Page
Section 1.01    Certain Defined Terms    1
Section 1.02    Other Defined Terms    16
ARTICLE II GENERAL TERMS    16
Section 2.01    Transactions    16
Section 2.02    Procedure for Entering into Transactions    16
Section 2.03    Repurchase; Payment of Repurchase Price    17
Section 2.04    Price Differential    18
Section 2.05    Margin Maintenance    18
Section 2.06    Payment Procedure    18
Section 2.07    Application of Payments    19
Section 2.08    Use of Purchase Price and Transaction Requests    20
Section 2.09    Recourse    20
Section 2.10    Requirements of Law    20
Section 2.11    Taxes    21
Section 2.12    Facility Fees and Minimum Utilization Fee    23
Section 2.13    Indemnity    23
Section 2.14    Changes in VFN Principal Balance    23
Section 2.15    Termination    24
ARTICLE III REPRESENTATIONS AND WARRANTIES    24
Section 3.01    Seller Existence    24
Section 3.02    Licenses    24
Section 3.03    Power    24
Section 3.04    Due Authorization    25
Section 3.05    Financial Statements    25
Section 3.06    No Event of Default    25
Section 3.07    Solvency    25
Section 3.08    No Conflicts    26
Section 3.09    True and Complete Disclosure    26
-i-

Section 3.10    Approvals    26
Section 3.11    Litigation    26
Section 3.12    Material Adverse Change    27
Section 3.13    Ownership    27
Section 3.14    The Note    27
Section 3.15    Taxes    28
Section 3.16    Investment Company    28
Section 3.17    Chief Executive Office; Jurisdiction of Organization    28
Section 3.18    Location of Books and Records    28
Section 3.19    Financial Covenants    28
Section 3.20    ERISA    28
Section 3.21    Financing of Note    28
Section 3.22    Agreements    29
Section 3.23    Other Indebtedness    29
Section 3.24    No Reliance    29
Section 3.25    Plan Assets    29
Section 3.26    No Prohibited Persons    29
Section 3.27    Anti Money Laundering Laws    29
Section 3.28    Anti-Corruption Laws    29
Section 3.29    Compliance with 1933 Act    30
Section 3.30    Margin Regulations    30
Section 3.31    Sanctions Compliance    30
Section 3.32    Fannie Mae Approvals    31
Section 3.33    The Fannie Mae Lender Contract    31
Section 3.34    No Adverse Actions    31
ARTICLE IV CONVEYANCE; REPURCHASE ASSETS; SECURITY INTEREST    32
Section 4.01    Ownership    32
Section 4.02    Security Interest    32
Section 4.03    Further Documentation    33
Section 4.04    Changes in Locations, Name, etc    33

-ii-

Section 4.05    Performance by Buyer of Seller’s Obligations    34
Section 4.06    Proceeds    34
Section 4.07    Remedies    34
Section 4.08    Limitation on Duties Regarding Preservation of Repurchase Assets    35
Section 4.09    Powers Coupled with an Interest    35
Section 4.10    Release of Security Interest    35
Section 4.11    Reinstatement    35
Section 4.12    Subordination    35
ARTICLE V CONDITIONS PRECEDENT    36
Section 5.01    Initial Transaction    36
Section 5.02    All Transactions    37
Section 5.03    Closing Subject to Conditions Precedent    38
ARTICLE VI COVENANTS    41
Section 6.01    Litigation    41
Section 6.02    Prohibition of Fundamental Changes    41
Section 6.03    Sale of Assets    41
Section 6.04    Asset Schedule    41
Section 6.05    No Adverse Claims    41
Section 6.06    Assignment    41
Section 6.07    Security Interest    41
Section 6.08    Records    42
Section 6.09    Books    42
Section 6.10    Approvals    42
Section 6.11    Insurance    42
Section 6.12    Material Change in Business    43
Section 6.13    Existence; Fannie Mae Approvals    43
Section 6.14    Changes in Organizational Documents    43
Section 6.15    Chief Executive Office; Jurisdiction of Organization    43
Section 6.16    Taxes    44
Section 6.17    Transactions with Affiliates    44

-iii-

Section 6.18    Guarantees    44
Section 6.19    Indebtedness    44
Section 6.20    True and Correct Information    44
Section 6.21    No Pledge    44
Section 6.22    Plan Assets    44
Section 6.23    Sharing of Information    45
Section 6.24    Modification of the Base Indenture and Series 2025-VF1 Indenture Supplement    45
Section 6.25    Reporting Requirements    45
Section 6.26    Financial Covenants    48
Section 6.27    Litigation Summary    48
Section 6.28    Material Change in Business    48
Section 6.29    Hedging    48
Section 6.30    MSR Valuation    49
Section 6.31    No Prohibited Persons    49
Section 6.32    Investment Company    49
Section 6.33    Trigger Event MSR Sale    49
Section 6.34    Amendments    49
Section 6.35    Distributions    49
Section 6.36    Fannie Mae Lender Contract    50
Section 6.37    Termination of Servicing Notice    50
Section 6.38    Fannie Mae Audit and Approval Maintenance    50
ARTICLE VII DEFAULTS/RIGHTS AND REMEDIES OF BUYER UPON DEFAULT    51
Section 7.01    Events of Default    51
Section 7.02    No Waiver    53
Section 7.03    Due and Payable    53
Section 7.04    Fees    54
Section 7.05    Default Rate    54

-iv-

ARTICLE VIII ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS; SEPARATE ACTIONS BY BUYER    54
Section 8.01    Entire Agreement; Amendments    54
Section 8.02    Waivers, Separate Actions by Buyer    54
ARTICLE IX SUCCESSORS AND ASSIGNS    55
Section 9.01    Successors and Assigns    55
Section 9.02    Participations and Transfers    55
Section 9.03    Buyer and Participant Register    56
ARTICLE X AGENT PROVISIONS    57
Section 10.01    Appointment of Administrative Agent    57
Section 10.02    Powers and Duties    57
Section 10.03    Rights, Exculpation, Etc.    58
Section 10.04    Administrative Agent to Act as Buyer.    58
Section 10.05    Buyer’s Representations, Warranties and Acknowledgment    58
Section 10.06    Right to Indemnity    59
Section 10.07    Successor Administrative Agent.    60
Section 10.08    Delegation of Duties.    60
Section 10.09    Right to Realize on Collateral    61
Section 10.10    Erroneous Payments    61
ARTICLE XI MISCELLANEOUS    63
Section 11.01    Survival    63
Section 11.02    Indemnification    63
Section 11.03    Nonliability of Buyer    64
Section 11.04    Governing Law; Submission to Jurisdiction; Waivers    64
Section 11.05    Notices    65
Section 11.06    Severability    67
Section 11.07    Section Headings    67
Section 11.08    Counterparts    67
Section 11.09    Periodic Due Diligence Review    68
Section 11.10    Hypothecation or Pledge of Repurchase Assets    68

-v-

Section 11.11    Confidentiality    68
Section 11.12    Set-off; Netting    70
Section 11.13    Intent    70

Exhibit A    –    Form of Transaction Notice

-vi-

MASTER REPURCHASE AGREEMENT
This Master Repurchase Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made as of November 14, 2025 (the “Closing Date”), among NOMURA CORPORATE FUNDING AMERICAS, LLC (“NCFA”), as administrative agent (the “Administrative Agent”), NCFA, as buyer (“Buyer”) other Buyers from time to time (“Buyers”), and LOANDEPOT.COM, LLC (“loanDepot”), as seller (“Seller”). Capitalized terms have the meanings specified in Sections 1.01 and 1.02.
W I T N E S S E T H :
WHEREAS, from time to time the parties hereto may enter into transactions in which Seller agrees to transfer to Administrative Agent on behalf of the Buyers a certain Note or Additional Balances, as applicable, against the transfer of funds by Buyers, with a simultaneous agreement by Buyers to transfer to Seller such Note or Additional Balances, as applicable, at a date certain or on demand, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder;
WHEREAS, pursuant to the Base Indenture and the Series 2025-VF1 Indenture Supplement, loanDepot FAMSR Master Trust, as issuer (the “Issuer”) has duly authorized the issuance of a Series of Notes, as a single Class of Variable Funding Notes, known as the “ loanDepot FAMSR Master Trust MSR Collateralized Notes, Series 2025-VF1” (the “Note”).
WHEREAS, Seller is the owner of the Note; and
WHEREAS, Seller wishes to sell the Note to Buyers, which will be held by Administrative Agent on behalf of Buyers, pursuant to the terms of this Agreement;
NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows.
ARTICLE I

DEFINITIONS
Section 1.01Certain Defined Terms. Capitalized terms used herein shall have the indicated meanings:

“1933 Act” means the Securities Act of 1933, as amended from time to time.
“Accepted Servicing Practices” means (a) with respect to any Mortgage Loan, the customary and usual standards of mortgage servicing practices of prudent mortgage servicing or lending institutions in the business of servicing mortgage loans for itself or for other third party portfolios of mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related mortgaged property is located; and (b) with respect to all MSRs, those practices required by Fannie Mae (including the Fannie Mae Lender Contract); provided, however, that in all cases the accepted servicing practices must comply with the terms of applicable laws and the related loan documents.
“Act of Insolvency” means, with respect to any Person, (a) the filing of a petition by such Person commencing, or authorizing the commencement of any case or proceeding, or the voluntary joining by such Person of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering by such Person of any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (b) the seeking of the appointment of a receiver, trustee, custodian or similar official for such Person or any substantial part of the property of such Person; (c) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (d) the making or offering by such Person of a composition with its creditors or a general assignment for the benefit of creditors; (e) the admission by such Person of its inability to pay its debts or discharge its obligations as they become due or mature; or (f) that any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person.
“Additional Balance” means, with respect to this Agreement and the Note, an increase in the VFN Principal Balance upon the satisfaction of the funding conditions under the Base Indenture and in accordance with the terms thereof, which will increase the outstanding VFN Principal Balance with respect to the Note and hereunder as described on the Asset Schedule.
“Additional Facility Fee” has the meaning assigned to the term in the Pricing Side Letter.
“Additional Repurchase Assets” has the meaning set forth in Section 4.02(c).
“Administrative Agent” has the meaning given to such term in the preamble to this Agreement.

“Affiliate” means, with respect to any specified entity, any other entity controlling or controlled by or under common control with such specified entity. For the purposes of this definition, “control” when used with respect to a specified entity means the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” having meanings correlative to the foregoing; provided, however, (i) any Permitted Holder or (ii) any joint venture for which Seller or LD Holdings Group LLC owns [***] of the equity interests therein, in either case, shall not be considered an Affiliate of Seller or any of its Subsidiaries for purposes of this Agreement or any other Program Agreement.
“Agreement” has the meaning given to such term in the preamble to this Agreement.
“Anti-Corruption Laws” means any applicable U.S. law, regulation, or rule related to combating corruption or bribery, including, but not limited to, the United States Foreign Corruption Practices Act of 1977, as amended.
“Anti-Money Laundering Laws” means any applicable U.S. law, regulation, or rule related to combating money laundering, suspicious transactions or terrorist financing, including, but not limited to, the U.S. Bank Secrecy Act of 1986 (31 U.S.C. Section 5301 et seq.) and all regulations issued pursuant to it, and the USA Patriot Act (in each case to the extent applicable to the parties and to this Agreement).
“Applicable Law” means all applicable U.S. federal, state and local provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts of Governmental Authorities and all orders and decrees of all courts and arbitrators including, without limitation, the Anti-Corruption Laws and the Anti-Money Laundering Laws.
“Applicable Lending Office” means the “lending office” of Buyer (or of an Affiliate of Buyer) designated on the signature page hereof or such other office of Buyer (or of an Affiliate of Buyer) as Buyer may from time to time specify to Seller in writing as the office by which the Transactions are to be made and/or maintained.
“Asset Schedule” means Schedule 2 attached to the Pricing Side Letter, which lists the Note and the terms thereof, as such schedule shall be updated from time to time to reflect any increase or decreases in the VFN Principal Balance thereof in accordance with Section 2.14 hereof.
“Asset Value” has the meaning assigned to such term in the Pricing Side Letter.

“Audits” means any Fannie Mae audits, examinations, evaluations, monitoring reviews and reports thereof and servicing operations (including those prepared on a contract basis for Fannie Mae).
“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time.
“Base Indenture” means the Base Indenture, dated as of November 14, 2025, among Issuer, Citibank, N.A., as indenture trustee, as calculation agent, as paying agent and as securities intermediary, loanDepot, as administrator and as servicer and NCFA, as administrative agent, including the schedules and exhibits thereto.
    “Benchmark” means, with respect to any date of determination, the [***] or, if applicable, a Benchmark Replacement Rate. [***].
“Benchmark Administration Changes” means, with respect to the Benchmark (including any Benchmark Replacement Rate), any technical, administrative or operational changes (including without limitation changes to the timing and frequency of determining rates and making payments of interest, length of lookback periods, and other administrative matters as may be appropriate, in the sole and good faith discretion of Administrative Agent, to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Benchmark exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement.
“Benchmark Replacement Rate” means with respect to any Benchmark Transition Event, the sum of: (i) the alternate benchmark rate that has been selected in the sole and good faith discretion of Administrative Agent, giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated repurchase facilities and (ii) the related Benchmark Administration Changes; provided that, no such Benchmark Replacement Rate as so determined would be less than 0%. In connection with the implementation of a Benchmark Replacement Rate, the Administrative Agent will have the right to make Benchmark Administration Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Administration Changes will become effective without any further action or consent of any other party to this Agreement.
“Benchmark Transition Event” means a determination by Administrative Agent in its sole good faith discretion that, by reason of circumstances affecting the relevant market, (i)

adequate and reasonable means do not exist for ascertaining the Benchmark, (ii) the applicable Benchmark is no longer in existence, (iii) continued implementation of the Benchmark is no longer administratively feasible or no significant market practice for the administration of the Benchmark exists, (iv) the Benchmark will not adequately and fairly reflect the cost to Buyer of purchasing or maintaining Purchased Assets or (v) the administrator of the applicable Benchmark or a Relevant Governmental Body having jurisdiction over Buyer or Administrative Agent has made a public statement identifying a specific date after which the Benchmark shall no longer be made available or used for determining the interest rate of loans or other extensions of credit.
“Business Day” means any day other than (i) a Saturday or Sunday or (ii) any other day on which national banking associations or state banking institutions in New York, New York, the State of California, the city and state where the Corporate Trust Office is located or the Federal Reserve Bank of New York, are authorized or obligated by law, executive order or governmental decree to be closed.
“Buyer” means NCFA, together with its successors, and any assignee of and Participant or Transferee in the Transaction.
“Buyer Account” means the account identified on Schedule 4 to the Pricing Side Letter.
“Change in Control” means any of the following shall occur without the prior written consent of the Administrative Agent:
(1)any event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, other than the Permitted Holders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) directly or indirectly of [***] of the equity securities of loanDepot, Inc., a Delaware corporation, entitled to vote for members of the board of directors or equivalent governing body of Seller on a fully-diluted basis;
(2)the sale, transfer, or other disposition of all or substantially all of Seller’s or Guarantor’s assets (excluding any such action taken in connection with any securitization transaction);
(3)Seller or Guarantor enters into any transaction or series of transactions to adopt, file, effect or consummate a Division, or otherwise permits any such Division to be adopted, filed, effected or consummated; or

(4)any transaction or event as a result of which the Guarantor ceases to indirectly own and control, [***] of the Capital Stock of the Seller.

“Closing Date” shall have the meaning set forth in the preamble.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means the obligation of Buyer to enter into Transactions with Seller with an aggregate outstanding Purchase Price at any one time not to exceed the Committed Amount.
“Committed Amount” shall have the meaning set forth in the Pricing Side Letter.
“Competitor” means (a) any Person that is a direct competitor of the Seller listed on Schedule 3 to the Pricing Side Letter, which may be updated from time to time following the written request of the Seller to the extent consented to in writing by the Buyer (which consent shall not be unreasonably withheld) or (b) wholly-owned Subsidiary of such Person.
“Confidential Information” has the meaning set forth in Section 10.11(c).
“[***].
“Default” means an event, condition or default that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.
“Diligence Services Expense Cap” shall have the meaning set forth in the Pricing Side Letter.
“Division” mean, with respect to any Person that is a limited liability company organized under the laws of the State of Delaware, that any such Person (a) divides into two or more Persons (whether or not the original Person or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case, as contemplated under the laws of the State of Delaware, including Section 18-217 of the Delaware Limited Liability Company Act .
“Dollars” and “$” means dollars in lawful currency of the United States of America.
“EO13224” has the meaning set forth in Section 3.26.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any corporation or trade or business that, together with Seller is treated as a single employer under section 414(b) or (c) of the Code or solely for purposes of section 302 of ERISA and section 412 of the Code is treated as single employer described in section 414 of the Code.
“ERISA Event of Termination” means with respect to Seller (i) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified [***] of the occurrence of such event, or (ii) the withdrawal of Seller or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by Seller or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code (or Section 430(j) of the Code) or Section 302(e) of ERISA (or Section 303(j) of ERISA), or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by Seller or any ERISA Affiliate thereof to terminate any Plan, or (v) the failure to meet requirements of Section 436 of the Code resulting in the loss of qualified status under Section 401(a)(29) of the Code, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by Seller or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for Seller or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(b) or 430(k) of the Code with respect to any Plan.
“Event of Default” has the meaning assigned to such term in Section 7.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to Buyer or other recipient of any payment hereunder or required to be withheld or deducted from a payment to such Buyer or such other recipient: (a) Taxes based on (or measured by) net income or net profits, franchise Taxes and branch profits Taxes that are imposed on Buyer or other recipient of any payment hereunder as a result of (i) being organized under the laws of, or having its principal office or its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) a present or former connection between such Buyer or other recipient and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof (other than connections arising from such Buyer or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced under this Agreement or any Program Agreement, or sold or assigned an interest in any Note); (b) any Tax imposed on Buyer or other recipient of a payment hereunder that is attributable to such Buyer’s or other recipient’s failure to comply with relevant requirements set forth in Section 2.11(e); (c) any withholding Tax that is imposed on amounts payable to or for the account of such Buyer or other recipient of a payment hereunder pursuant to a law in effect on the date such person becomes a party to or under this Agreement, or such person changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such person’s assignor immediately before such person became a party hereto or to such person immediately before it changed its lending office; and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Indebtedness” has the meaning specified in Section 3.23.
“Expenses” means all present and future expenses reasonably incurred by or on behalf of Buyer in connection with the negotiation, execution or enforcement of this Agreement or any of the other Program Agreements and any amendment, supplement or other modification or waiver related hereto or thereto, whether incurred heretofore or hereafter, which expenses shall include but not be limited to the reasonable and documented cost of title, lien, judgment and other record searches; reasonable and documented attorneys’ fees; any ongoing audits or due diligence costs in connection with valuation, entering into Transactions or determining whether a Margin Deficit may exist; costs of preparing and recording any UCC financing statements or other filings necessary to perfect the security interest created hereby; reasonable expenses incurred with respect to Buyer’s due diligence review and documentation as required under any Program Agreement, subject to the Diligence Services Expense Cap; and all other reasonable and customary costs and expenses of Buyer associated with the negotiation, execution or enforcement of this Agreement or any of the other Program Agreements, subject to the Legal Expense Cap.
“Facility Fee” has the meaning assigned to the term in the Pricing Side Letter.
“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such sections of the Code.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Floor” has the meaning assigned to the term in the Pricing Side Letter.
“GAAP” means U.S. generally accepted accounting principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its successors, as in effect from time to time, and (ii) applied consistently with principles applied to past financial statements of Seller and its subsidiaries; provided, that a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) that such principles have been properly applied in preparing such financial statements.
“GLB Act” has the meaning set forth in Section 11.11(b).
“Governmental Actions” means any and all consents, approvals, permits, orders, authorizations, waivers, exceptions, variances, exemptions or licenses of, or registrations, declarations or filings with, any Governmental Authority required under any Governmental Rules.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions over Seller, Administrative Agent or Buyer, as applicable.
“Governmental Rules” means any and all laws, statutes, codes, rules, regulations, ordinances, orders, writs, decrees and injunctions, of any Governmental Authority and any and all legally binding conditions, standards, prohibitions, requirements and judgments of any Governmental Authority.
“Guarantor” means LD Holdings Group LLC, a Delaware limited liability company, its successors in interest and assigns.
“Guaranty” means that certain Guaranty of the Guarantor made in favor of Buyer, dated as of November 14, 2025, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Hsieh Investors” means each of [***] and each of their respective affiliates.
“Indebtedness” has the meaning assigned to such term in the Pricing Side Letter.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Seller under any Program Agreement and (b) to the extent not otherwise described in (a), Other Taxes.
“Indenture” means the Base Indenture, together with the Series 2025-VF1 Indenture Supplement thereto.
“Indenture Trustee” means Citibank, N.A., its permitted successors and assigns.
“Initial Facility Fee” has the meaning assigned to the term in the Pricing Side Letter.

“Issuer” has the meaning given to such term in the recitals to this Agreement.
“Legal Expense Cap” has the meaning assigned to the term in the Pricing Side Letter.
“Lien” means, with respect to any property or asset of any Person (a) any mortgage, lien, pledge, charge or other security interest or encumbrance of any kind in respect of such property or asset or (b) the interest of a vendor or lessor arising out of the acquisition of or agreement to acquire such property or asset under any conditional sale agreement, lease purchase agreement or other title retention agreement.
“loanDepot” has the meaning given to such term in the preamble to this Agreement.
“Margin” has the meaning assigned to the term in the Pricing Side Letter.
“Margin Call” has the meaning set forth in Section 2.05(a).
“Margin Deadlines” has the meaning set forth in Section 2.05(b).
“Margin Deficit” has the meaning set forth in Section 2.05(a).
“Market Value” [***].
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets or condition (financial or otherwise) of Seller or any Affiliate that is a party to any Program Agreement taken as a whole; (b) a material impairment of the ability of Seller or any Affiliate that is a party to any Program Agreement to perform under any Program Agreement and to avoid any Event of Default; (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Agreement against Seller or any Affiliate that is a party to any Program Agreement or (d) a material adverse effect upon the existence, perfection, priority or enforceability of Buyer’s security interest in a material portion of the Repurchase Assets.
“Maximum Purchase Price” has the meaning assigned to the term in the Pricing Side Letter.
“Moody’s” means Moody’s Investor Services, Inc. or any successors thereto.
“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.
“NCFA” has the meaning given to such term in the preamble to this Agreement.

“Nomura Indebtedness” means Indebtedness (other than hereunder), [***].
“Note” has the meaning given to such term in the recitals to this Agreement.
“Notice” or “Notices” means all requests, demands and other communications, in writing (including facsimile transmissions and e-mails), sent by overnight delivery service, facsimile transmission, electronic transmission or hand-delivery to the intended recipient at the address specified in Section 11.05 or, as to any party, at such other address as shall be designated by such party in a written notice to the other party.
“Obligations” means (a) all of Seller’s indebtedness, obligations to pay the Repurchase Price on the Termination Date and other obligations and liabilities, to Administrative Agent, Buyer or their respective Affiliates arising under, or in connection with, the Program Agreements, whether now existing or hereafter arising; (b) any and all sums reasonably incurred and paid by Buyer or on behalf of Buyer in order to preserve any Repurchase Asset or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in this definition, the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Repurchase Asset, or of any exercise by Buyer of its rights under the Program Agreements, including reasonable attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to Buyer pursuant to the Program Agreements.
“OFAC” means United States Treasury Department’s Office of Foreign Assets Control.
“Officer’s Compliance Certificate” is, with respect to Seller, a certificate in a form substantially similar to Exhibit A to the Pricing Side Letter.
“Organizational Documents” means the corporate charter and bylaws, the articles of organization and operating agreement and the partnership certificate and partnership agreement, as applicable of a Person.
“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any excise, sales, goods and services or transfer taxes, charges or similar levies arising from any payment made under any Program Agreement or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Program Agreement.
“Participant” has the meaning set forth in Section 9.02(a).
“Participation Agreement” means the Participation Agreement, dated as of November 14, 2025, between loanDepot, as company and loanDepot, as initial participant, as amended, restated, supplemented or otherwise modified from time to time.

“Parthenon Investors” means each of [***] and each of their respective affiliates.
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“PC Repurchase Agreement” means the Repurchase Agreement, dated as of November 14, 2025, between the Issuer and Seller, as amended, restated, supplemented or otherwise modified from time to time.
“Permitted Holders” means any of the Hsieh Investors and the Parthenon Investors.
“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Plan” means an employee benefit or other plan established or maintained by any Seller or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.
“Price Differential” means with respect to any Transaction as of any date of determination, an amount equal to the product of (A) the Pricing Rate for such Transaction and (B) the Purchase Price for such Transaction, calculated daily on the basis of a 360 day year for the actual number of days during the Price Differential Period.
“Price Differential Payment Date” means, for as long as any Obligations shall remain owing by Seller to Buyer, each Payment Date.
“Price Differential Period” means, the period from and including a Price Differential Payment Date (or the Purchase Date for any date of determination before the first Price Differential Payment Date), up to but excluding the next Price Differential Payment Date.
“Price Differential Statement Date” has the meaning set forth in Section 2.04.
“Pricing Rate” means the sum of (a) the greater of (i) the Benchmark and (ii) the Floor and (b) the applicable Margin.
“Pricing Side Letter” means the Pricing Side Letter (Series 2025-VF1) dated as of November 14, 2025, between Buyer, Administrative Agent and Seller as amended, restated, supplemented or otherwise modified from time to time.
“Primary Repurchase Assets” has the meaning set forth in Section 4.02(a).
“Proceeds” means “proceeds” as defined in Section 9-102(a)(64) of the UCC.

“Program Agreements” means each of this Agreement, the Pricing Side Letter, the Guaranty, the Base Indenture, the Series 2025-VF1 Indenture Supplement, PC Repurchase Agreement, the PC Repo Pricing Side Letter and the Participation Agreement.
“Prohibited Person” has the meaning set forth in Section 3.23.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Purchase Date” means, subject to the satisfaction of the conditions precedent set forth in Article V hereof, each Funding Date on which a Transaction is entered into by Buyer pursuant to Section 2.01(a) or such other mutually agreed upon date as more particularly set forth in the related Transaction Notice.
“Purchase Price” means the price at which each Purchased Asset (or applicable portion thereof) is transferred by Seller to Buyer, which shall equal on the applicable Purchase Date, the applicable Asset Value of the Series 2025-VF1 Notes or any Additional Balances being purchased on such Purchase Date. On any day after the related Purchase Date, except where Seller and Buyer agree otherwise, the aggregate “Purchase Price” for such date shall be equal to (i) the sum of the aggregate Purchase Price for the Purchased Assets (as determined on the related Purchase Dates pursuant to the immediately preceding sentence), minus (ii) the sum of (a) any Repurchase Price paid with respect to such Purchased Asset pursuant to Section 2.03, plus (b) (b) any Redemption Amount paid to the Buyer pursuant to Section 13.1 of the Indenture, plus (c) any funds applied by Buyer against the Purchase Price pursuant to Section 2.05(c).
“Purchase Price Percentage” has the meaning assigned to the term in the Pricing Side Letter.
“Purchased Assets” means, collectively, the Note and all outstanding Additional Balances together with the Repurchase Assets related to such Note and Additional Balances transferred by Seller to Buyer in a Transaction hereunder, as listed on the related Asset Schedule attached to the related Transaction Notice.
“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller, or any other person or entity with respect to the Purchased Assets.
“Register” has the meaning set forth in Section 9.02(b).
“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Repurchase Assets” has the meaning set forth in Section 4.02(c).
“Repurchase Date” means the earlier of (i) the Termination Date or (ii) the date requested by Seller on which the Repurchase Price is paid pursuant to Section 2.03.
“Repurchase Price” means, with respect to any Purchased Asset, the price at which Purchased Assets are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price plus the accrued but unpaid Price Differential, plus any related fees or any indemnification amounts allocable to the repurchase of such Purchased Assets or release of such Purchased Asset, plus any other amounts due and payable hereunder with respect to such Purchased Asset, as of the date of such determination.
“Repurchase Rights” has the meaning set forth in Section 4.02(c).
“Requirement of Law” means, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator, a court or other Governmental Authority, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” means as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer or treasurer of such Person. The Responsible Officers of Seller as of the Closing Date are listed on Schedule 5 of the Pricing Side Letter.
“Sanctions” shall have the meaning set forth in Section 3.31.
“Sanctioned Jurisdiction” shall have the meaning set forth in Section 3.31.
“SEC” means the Securities and Exchange Commission, or any successor thereto.
“Seller” has the meaning assigned to such term in the preamble to this Agreement and includes loanDepot’s permitted successors and assigns.
“Seller Termination Option” means (a) Buyer has incurred or shall incur costs in connection with those matters provided for in Section 2.10 or 2.11 and (b) Buyer requests that Seller reimburse Buyer for those costs in connection therewith.
“Series 2025-VF1 Indenture Supplement” means the Series 2025-VF1 Indenture Supplement, dated as of November 14, 2025, among the Issuer, Citibank, N.A., as indenture trustee, as calculation agent, as paying agent and as securities intermediary, loanDepot, as servicer and as administrator, and NCFA, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.
“SOFR” means a rate per annum equal to the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Specified Entity” means Fannie Mae, Federal Home Loan Mortgage Corporation, Government National Mortgage Association, HUD, the Federal Housing Administration, the VA or the United States Department of Agriculture Rural Development and, in each case any successor thereto.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Tax Distributions” means distributions by the Seller for the purpose of enabling LD Holdings Group LLC to make Tax Distributions, as defined and set forth in the limited liability company agreement of LD Holdings Group LLC.
“Taxes” means any and all present or future taxes (including social security contributions and value added taxes), levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges), withholdings (including backup withholding), assessments, fees or other charges of any nature whatsoever imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” has the meaning assigned to such term in the Pricing Side Letter.
“Transaction” means a transaction pursuant to which Seller transfers a Note or Additional Balances, as applicable, to Buyer against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer such Note or Additional Balances, as applicable, back to Seller at a date certain or on demand, against the transfer of funds by Seller.
“Transaction Notice” has the meaning assigned to such term in Section 2.02(a).

“Transaction Register” has the meaning assigned to such term in Section 9.03(b).
“Transferee” has the meaning set forth in Section 9.02(b).
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect on the Closing Date in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.
Section 1.02Other Defined Terms.

(a)Any capitalized terms used and not defined herein shall have the meaning set forth in the PC Repurchase Agreement, the Base Indenture or the Series 2025-VF1 Indenture Supplement, as applicable.
(b)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, (vi) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced, and (vii) “or” is not exclusive.
ARTICLE II

GENERAL TERMS
Section 2.01Transactions. Subject to the terms and conditions hereof, prior to the Termination Date, Buyer agrees to enter into Transactions with Seller for a Purchase Price outstanding at any one time not to exceed the lesser of (i) the Maximum Purchase Price and (ii) the Asset Value. Prior to the Termination Date, Seller may utilize the Commitment by requesting Transactions with Buyer. Seller may pay the Repurchase Price in whole or in part at any time during such period without penalty, and additional Transactions may be entered into in accordance with the terms and conditions hereof. Buyer’s obligation to enter into Transactions pursuant to the terms of this Agreement shall terminate on the Termination Date. Notwithstanding the foregoing, Buyer shall not have any commitment or obligation to enter into Transactions in connection with the Note to the extent the aggregate Purchase Price of such Transactions exceeds the Committed Amount.

Section 2.02Procedure for Entering into Transactions.

(a)Seller may enter into Transactions with Buyer under this Agreement on any Purchase Date; provided, that Seller shall not request to enter into a Transaction with Buyer [***]; provided, further, that Seller shall have given Buyer irrevocable notice (each, a “Transaction Notice”), which notice (i) shall be substantially in the form of Exhibit A, (ii) shall be signed by a Responsible Officer of Seller and be received by [***] , and (iii) shall specify the requested information as detailed in the Transaction Notice; provided, however, that Seller is prohibited from submitting a Transaction Notice [***] the expected receipt of the MSR Valuation Agent’s monthly Market Value Report. Each Transaction Notice on any Purchase Date shall be in an amount equal to at least $[***].
(b)If Seller shall deliver to Buyer a Transaction Notice that satisfies the requirements of Section 2.02(a), Buyer will notify Seller of its intent to remit the requested Purchase Price [***] the requested Purchase Date. If all applicable conditions precedent set forth in Article V have been satisfied on or prior to the Purchase Date, then subject to the foregoing, on the Purchase Date, Buyer shall remit the amount of the requested Purchase Price in U.S. Dollars and in immediately available funds to the account of Seller specified in Schedule 5 to the Base Indenture.
(c)Upon entering into each Transaction hereunder, the Asset Schedule shall be automatically updated and replaced with the Asset Schedule attached to the related Transaction Notice.
Section 2.03Repurchase; Payment of Repurchase Price.

(a)Seller hereby promises to repurchase the Purchased Assets and pay in immediately available funds all outstanding Obligations on the Termination Date.
(b)By notifying Buyer in writing [***], Seller shall be permitted, at its option, to prepay, subject to Section 2.13, the Purchase Price in whole or in part at any time, together with accrued and unpaid interest on the amount so prepaid.

Section 2.04Price Differential. On each Price Differential Payment Date, Seller hereby promises to pay to Buyer all accrued and unpaid Price Differential on the Transactions, as invoiced by Buyer to Seller [***] the related Price Differential Payment Date (the “Price Differential Statement Date”); provided, that on each Price Differential Payment Date prior to the occurrence and continuation of an Event of Default, the estimated Price Differential owed hereunder shall be subject to a true-up of the amount determined by Buyer and delivered to Seller [***]. If Buyer fails to deliver such statement on the Price Differential Statement Date, Seller shall pay the amount which Seller calculates as the Price Differential due on such Price Differential Payment Date, and upon delivery of the statement, Seller shall remit to Buyer any shortfall, or Buyer shall refund to Seller any excess, in the Price Differential paid. The Price Differential shall be computed on the basis of the actual number of days in each Price Differential Period and a 360-day year. The Price Differential shall accrue each calendar day on the outstanding Purchase Price at a rate per annum equal to the Pricing Rate.

Section 2.05Margin Maintenance.

(a)If at any time the aggregate outstanding amount of the Purchase Price of the Note is greater than the related Asset Value (such excess, a “Margin Deficit”), then Buyer may by notice to Seller require Seller to transfer to Buyer cash in an amount at least equal to the Margin Deficit (such requirement, a “Margin Call”).
(b)Notice delivered pursuant to Section 2.05(a) may be given by any written or electronic means. With respect to a Margin Call, any notice given [***] shall be met, and the related Margin Call satisfied, no later than [***]. With respect to a Margin Call, any notice given after 5[***] shall be met, and the related Margin Call satisfied, [***]. The foregoing time requirements for satisfaction of a Margin Call are referred to as the “Margin Deadlines.” The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.
(c)In the event that a Margin Deficit exists, Buyer may retain any funds received by it to which Seller would otherwise be entitled hereunder, which funds (i) may be held by Buyer against the related Margin Deficit or (ii) may be applied by Buyer against the Purchase Price. Notwithstanding the foregoing, Buyer retains the right, in its sole discretion, to make a Margin Call in accordance with the provisions of this Section 2.05.
Section 2.06Payment Procedure. Seller absolutely, unconditionally, and irrevocably, shall make, or cause to be made, all payments required to be made by Seller hereunder. Seller shall deposit or cause to be deposited all amounts constituting collection, payments and proceeds of the Note (including all fees and proceeds of sale to a third party) to the Buyer Account to the extent such amounts are not otherwise remitted directly to the Buyer as VFN Noteholder.

Section 2.07Application of Payments.

(a)On each Price Differential Payment Date prior to the occurrence of an Event of Default, all amounts deposited into the Buyer Account from and after the immediately preceding Price Differential Payment Date (or the Closing Date in connection with the initial Price Differential Payment Date), or received by Buyer from the Issuer in Buyer’s capacity as VFN Noteholder, shall be applied as follows:
(i)first, to the payment of any accrued and unpaid Price Differential due and owing in accordance with the terms and priorities of this Agreement;
(ii)second, to the payment of Purchase Price outstanding to satisfy any Margin Deficit due and owing in accordance with the terms and priorities of this Agreement;
(iii)third, ratably, to the payment of all other costs and fees payable to Buyer pursuant to this Agreement;
(iv)fourth, to the payment of any other Obligations then due and payable on such Price Differential Payment Date;
(v)fifth, any remainder to Seller.
(b)Notwithstanding the preceding provisions, if an Event of Default shall have occurred hereunder, all funds related to the Note shall be applied as follows:
(i)first, to the payment of any accrued and unpaid Price Differential due and owing in accordance with the terms and priorities of this Agreement;
(ii)second, to the payment of Purchase Price until reduced to zero in accordance with the terms and priorities of this Agreement;
(iii)third, to payment of all other costs and fees payable to Buyer pursuant to this Agreement;
(iv)fourth, to the payment of any other Obligations in accordance with the terms and priorities of this Agreement; and

(v)fifth, any remainder to Seller.
Section 2.08Use of Purchase Price and Transaction Requests. The Purchase Price shall be used by Seller to satisfy its obligations under the Indenture and for general limited liability company purposes.

Section 2.09Recourse. Notwithstanding anything else to the contrary contained or implied herein or in any other Program Agreement, Buyer shall have full, unlimited recourse against Seller and its assets in order to satisfy the Obligations.

Section 2.10Requirements of Law.

(a)If any Requirement of Law (other than with respect to any amendment made to Buyer’s organizational or governing documents) or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date:
(i)shall subject Buyer to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii)shall impose, modify or hold any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the Price Differential hereunder; or
(iii)shall impose on Buyer any other condition (other than Taxes);
(b)and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems to be material, of entering, continuing or maintaining this Agreement or any other Program Agreement, the Transactions or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, Seller shall promptly pay Buyer such additional amount or amounts as calculated by Buyer in good faith as will compensate Buyer for such increased cost or reduced amount receivable.
(c)If Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation Controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, Seller shall promptly pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction.
(d)If Buyer becomes entitled to claim any additional amounts pursuant to this Section 2.10, it shall promptly notify Seller of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section 2.10 submitted by Buyer to Seller shall be conclusive in the absence of manifest error.
Section 2.11Taxes.

(a)Any and all payments by or on behalf of Seller under or in respect of this Agreement or any other Program Agreements to which Seller is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all Taxes, unless required by Applicable Law. If Seller shall be required under applicable Requirement of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Program Agreements to Buyer (including for purposes of this Section 2.11, any assignee, successor or participant), (i) Seller shall make all such deductions and withholdings in respect of Taxes, (ii) Seller shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any applicable Requirement of Law, and (iii) to the extent the withheld or deducted Tax is an Indemnified Tax or Other Tax, the sum payable by Seller shall be increased as may be necessary so that after Seller has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 2.11(a)) such Buyer receives an amount equal to the sum it would have received had no such deductions or withholdings been made.
(b)In addition, Seller hereby agrees to pay any Other Taxes.
(c)Seller hereby agrees to indemnify Buyer for any Indemnified Taxes or Other Taxes imposed on the Administrative Agent or Buyer (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.11 and any liability including penalties, additions to tax, interest and any expenses arising therefrom or with respect thereto). The indemnity by Seller provided for in this Section 2.11 shall apply and be made whether or not the Indemnified Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally imposed or asserted. Amounts payable by Seller under the indemnity set forth in this Section 2.11(c) shall be paid [***] from the date on which Buyer makes written demand therefor.
(d)Without prejudice to the survival of any other agreement of Seller hereunder, each party’s obligations contained in this Section 2.11 shall survive the termination of this Agreement and the other Program Agreements, any assignment of rights by or the replacement of Buyer, the resignation or replacement of Administrative Agent, and the satisfaction or discharge of all obligations under any Program Agreement. Nothing contained in Section 2.10 or this Section 2.11 shall require any Buyer to make available any of its tax returns or any other information that it deems to be confidential or proprietary.
(e)The Administrative Agent shall and shall cause each Buyer to deliver to Seller, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit payments made hereunder and under the Program Agreements to be made without withholding or at a reduced rate of withholding. In addition, the Administrative Agent shall and shall cause each Buyer, if reasonably requested by Seller, to deliver such other documentation prescribed by Applicable Law or reasonably requested by Seller as will enable Seller to determine whether or not the Administrative Agent or such Buyer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 2.11, the completion, execution and submission of such documentation (other than such documentation in Section 2.11(e)(A), (B) and (C) below) shall not be required if in Buyer’s judgment such completion, execution or submission would subject such Buyer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Buyer. Without limiting the generality of the foregoing, the Administrative Agent shall and shall cause Buyer to, deliver to Seller to the extent legally entitled to do so:
(a)in the case of a Buyer or Buyer assignee or participant which is a “U.S. person” as defined in section 7701(a)(30) of the Code, a properly completed and executed Internal Revenue Service (“IRS”) Form W-9 certifying that it is not subject to U.S. federal backup withholding tax;

(b)in the case of a Buyer or Buyer assignee or participant which is not a “U.S. person” as defined in Code section 7701(a)(30): (I) a properly completed and executed IRS Form W-8BEN, W-8BEN-E or W-8ECI, as appropriate, evidencing entitlement to a zero percent or reduced rate of U.S. federal income tax withholding on any payments made hereunder, (II) in the case of such non-U.S. Person claiming exemption from the withholding of U.S. federal income tax under Code sections 871(h) or 881(c) with respect to payments of “portfolio interest,” a duly executed certificate (a “U.S. Tax Compliance Certificate”) to the effect that such non-U.S. Person is not (x) a “bank” within the meaning of Code section 881(c)(3)(A), (y) a “10 percent shareholder” of Seller or affiliate thereof, within the meaning of Code section 881(c)(3)(B), or (z) a “controlled foreign corporation” described in Code section 881(c)(3)(C), (III) to the extent such non-U.S. person is not the beneficial owner, copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such non-U.S. person is a partnership and one or more direct or indirect partners of such non-U.S. person are claiming the portfolio interest exemption, such non-U.S. person may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner, and (IV) copies of any other form or supplementary documentation prescribed by law as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by law to permit Seller to determine the withholding or deduction required to be made.

(c)if a payment made to a Buyer or Buyer assignee or participant under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Buyer or assignee or participant were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), the Administrative Agent on behalf of such Buyer or assignee or participant shall deliver to Seller at the time or times prescribed by Applicable Law and at such time or times reasonably requested by Seller such documentation prescribed by Applicable Law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.11(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)The applicable IRS forms referred to above shall be delivered by the Administrative Agent on behalf of each applicable Buyer or Buyer assignee or participant on or prior to the date on which such person becomes a Buyer or Buyer assignee or participant under this Agreement, as the case may be, and upon the obsolescence or invalidity of any IRS form previously delivered by it hereunder.
(g)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f) in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Section 2.12Facility Fees and Minimum Utilization Fee. Seller shall pay the Facility Fees, if any and Minimum Utilization Fee, if any, as specified in the Pricing Side Letter. Such payment shall be made in Dollars in immediately available funds, without deduction, set off or counterclaim, to Buyer at such account designated in writing by Buyer.

Section 2.13Indemnity. Without limiting, and in addition to, the provisions of Section 11.02, Seller agrees to indemnify the Buyer and to hold Buyer harmless from any loss or expense that Buyer may sustain or incur as a consequence of (i) a default by Seller in payment when due of the Repurchase Price or Price Differential or (ii) a default by Seller in making any prepayment of Repurchase Price after Seller has given a notice thereof in accordance with Section 2.03.

Section 2.14Changes in VFN Principal Balance. Seller shall deliver to Buyer a copy of the VFN Note Balance Adjustment Request that is delivered under the Indenture reflecting any increase or decrease in the Collateral Value. If the Collateral Value has increased, and all the Funding Conditions required pursuant to Section 5.02 hereof and the Indenture have been satisfied, then upon approval in writing by Buyer of such increase in the VFN Principal Balance, the VFN Principal Balance set forth in the Asset Schedule hereof shall be automatically updated as set forth in the related Transaction Notice in accordance with Section 2.02. Buyer may fund such increases pursuant to Section 2.01. To the extent the Collateral Value has decreased, the VFN Principal Balance set forth in the Asset Schedule hereof shall be automatically updated to reflect any adjustment or pay down of the VFN Principal Balance pursuant to the Indenture.

Section 2.15Termination.

(a)Notwithstanding anything to the contrary set forth herein, if a Seller Termination Option occurs, Seller may[***] notice of such event, upon payment of the applicable Repurchase Price and satisfaction of the other termination conditions set forth in the Indenture, terminate this Agreement and the Termination Date shall be deemed to have occurred (upon the expiration of such [***] period).
(b)In the event that a Seller Termination Option as described in clause (a) of the definition thereof has occurred and Seller has notified Buyer in writing of its option to terminate this Agreement, Buyer shall have the right to withdraw such request for payment within [***] of Seller’s notice of its exercise of the Seller Termination Option and Seller shall no longer have the right to terminate this Agreement in connection with such withdrawn request.
(c)For the avoidance of doubt, Seller shall remain responsible for all costs actually incurred by Buyer pursuant to Sections 2.10 and 2.11.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
Seller, represents and warrants to Buyer as of the Closing Date and as of each Purchase Date for any Transaction hereunder that:
Section 3.01Seller Existence. Seller has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware; and in each other jurisdiction in which the transaction of its business makes such qualification necessary.
Section 3.02Licenses. Seller is duly licensed or is otherwise qualified in each jurisdiction in which it transacts business for the business which it conducts and is not in default of any applicable federal, state or local laws, rules and regulations unless, in either instance, the failure to take such action is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect and is not in default of such state’s applicable laws, rules and regulations. Seller has the requisite power and authority and legal right to own, sell and grant a lien on all of its right, title and interest in and to the Note. Seller has the requisite power and authority and legal right to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, this Agreement, each other Program Agreement and any Transaction Notice.

Section 3.03Power. Seller has all requisite corporate or other power and authority, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect.

Section 3.04Due Authorization. Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Agreements, as applicable. This Agreement, any Transaction Notice and the Program Agreements have been (or, in the case of Program Agreements and any Transaction Notice not yet executed, will be, at the time of such execution) duly authorized, executed and delivered by Seller, all requisite or other corporate action having been taken, and each is valid, binding and enforceable against Seller in accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or other similar laws affecting the enforcement of creditor’s rights or by general principles of equity.

Section 3.05Financial Statements. (A) Seller has heretofore furnished to Buyer a copy of (a) its balance sheet for the fiscal year ended December 31, 2024 and the related statements of income for such fiscal year, with the opinion thereon of Ernst & Young LLP, and (b) its balance sheet for the quarterly fiscal period of Seller ended June 30, 2025 and the related statements of income for such quarterly fiscal period. All such financial statements are accurate, complete and correct and fairly present, in all material respects, the financial condition of Seller (subject to normal year-end adjustments) and the results of its operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis, and to the best of Seller’s knowledge, do not omit any material fact as of the date(s) thereof. Since December 31, 2024, there has been no material adverse change in the consolidated business, operations or financial condition of Seller from that set forth in said financial statements nor is Seller aware of any state of facts which (with notice or the lapse of time) would or could result in any such material adverse change. Seller has no liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Seller except as heretofore disclosed to Buyer in writing.

Section 3.06No Event of Default. There exists no event of default (or other similar term as defined in the applicable instrument) or Event of Default under Section 7.01, which default gives rise to a right to accelerate indebtedness as referenced in Section 7.03 or give rise to similar rights under this Agreement or under any mortgage, borrowing agreement or other instrument or agreement pertaining to indebtedness for borrowed money or to the repurchase of mortgage loans or securities or securities or other instrument or contractual or legal obligation to which it is a party or by which it is bound in any respect.

Section 3.07Solvency. As of the date hereof and immediately after giving effect to each Transaction, the fair value of its assets is greater than the fair value of its liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of it in accordance with GAAP) and Seller is solvent and will not be rendered insolvent by any Transaction and will not be left with an unreasonably small amount of capital with which to engage in its business. Seller does not intend to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature and is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets. Seller is not selling and/or pledging any Repurchase Assets with any intent to hinder, delay or defraud any of its creditors.

Section 3.08No Conflicts. The execution, delivery and performance by the Seller of this Agreement, any Transaction Notice hereunder and the Program Agreements do not: (i) constitute or will not result in (a) any breach of or conflict with any term or provision of the Organizational Documents of Seller; (b) a breach of any indenture, loan agreement, warehouse line of credit, repurchase agreement, mortgage, deed of trust, Fannie Mae Lender Contract or any other material contractual obligation of it; (c) a material default or an acceleration under any of the foregoing; or (d) the violation of any law, rule, regulation, order, judgment, writ, injunction or decree applicable to Seller of any court, regulatory body, administrative agency or governmental body having jurisdiction over Seller, which conflict would have a Material Adverse Effect; (ii) require the creation or imposition of any Lien upon any of the properties or assets of Seller (other than any Liens created under any of this Agreement, any Transaction Notice and the Program Agreements in favor of Buyer and/or pursuant to the terms and provisions of the Fannie Mae Lender Contract), or (iii) require any approval of stockholders, members or partners or any approved or consent of any Person under any material contractual obligation of it, except for such approvals or consents which have been obtained on or before the Closing Date.

Section 3.09True and Complete Disclosure. All information, reports, exhibits, schedules, financial statements or certificates of Seller or any Affiliate thereof or any of their officers furnished or to be furnished to Buyer in connection with the initial or any ongoing due diligence of Seller or any Affiliate or officer thereof, negotiation, preparation, or delivery of this Agreement or the other Program Agreements, included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, are true and complete in all material respects and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All financial statements have been prepared in accordance with GAAP.

Section 3.10Approvals. Other than the approvals contemplated by the Program Agreements, no consent, approval, authorization or order of, registration or filing with, or notice to any governmental authority or court or other Person is required under any Applicable Law in connection with the execution, delivery and performance by Seller of this Agreement, any Transaction Notice and the other Program Agreements.

Section 3.11Litigation. There is no action, proceeding or investigation pending with respect to which Seller has received service of process or, to the best of Seller’s knowledge threatened or affecting it against it before any court, administrative agency or other tribunal (A) asserting the invalidity of this Agreement, any Transaction, Transaction Notice or any Program Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, any Transaction Notice or any Program Agreement, (C) makes a claim individually or in the aggregate in an amount greater than $[***], (D) which has resulted in the voluntary or involuntary suspension of a license, a cease and desist order, or such other action as could adversely impact any of Seller’s business, or (E) which might materially and adversely affect the validity of the Purchased Assets or the performance by it of its obligations under, or the validity or enforceability of, this Agreement, any Transaction Notice or any Program Agreement or which could be reasonably likely to have a Material Adverse Effect.

Section 3.12Material Adverse Change. There has been no material adverse change in the business, operations, financial condition or properties or prospects of Seller or its Affiliates since the date set forth in the most recent financial statements supplied to Buyer that is reasonably likely to have a Material Adverse Effect on Seller.

Section 3.13Ownership. Except as contemplated by the Program Agreements, and in each case subject to the priority interest of the Indenture Trustee and of Fannie Mae to the extent applicable:

(a)Seller has good title to all of the Repurchase Assets, free and clear of all mortgages, security interests, restrictions, Liens and encumbrances of any kind with respect to the applicable property or asset other than the Liens created hereby or contemplated herein, and any Transaction shall convey all of Seller’s right, title and interest in and to the related Purchased Assets to Buyer.
(b)Each item of the Repurchase Assets was acquired by Seller in the ordinary course of its business, in good faith, for value and without notice of any defense against or claim to it on the part of any Person.
(c)There are no agreements or understandings between Seller and any other party which would modify, release, terminate or delay the attachment of the security interests granted to Buyer under this Agreement.
(d)The provisions of this Agreement are effective to create in favor of Buyer a valid security interest in all right, title and interest of Seller in, to and under the Repurchase Assets.
(e)Upon payment of the Purchase Price and the filing of the financing statement on Form UCC-1 naming Buyer as “Secured Party” and Seller as “Debtor,” and describing the Repurchase Assets, in the recording offices of the Secretary of State of Delaware and delivery of the Note to Buyer, the security interests granted hereunder in the Repurchase Assets will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of Seller in, to and under such Repurchase Assets to the extent that such security interests can be perfected by filing under the Uniform Commercial Code, and Administrative Agent shall become the sole owner of the Purchased Assets for the benefit of Buyer and Transferee, free and clear of all liens and encumbrances.
Section 3.14The Note. Seller has (i) delivered the Note to Buyer, (ii) duly endorsed the Note to Buyer or Buyer’s designee, (iii) notified the Indenture Trustee of such transfer and (iv) completed all documents required to effect such transfer in the Note Register, including receipt by the Note Registrar of the Rule 144A Note Transfer Certificate and such other information and documents that may be required pursuant to the terms of the Indenture. In addition, Buyer has received all other Program Agreements (including all exhibits and schedules referred to therein or delivered pursuant thereto), all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof and all agreements and other material documents relating thereto, and Seller hereby certifies that the copies delivered to Buyer by Seller are true and complete. None of such documents has been amended, supplemented or otherwise modified (including waivers) since the respective dates thereof, except by amendments, copies of which have been delivered to Buyer. Each such document to which Seller is a party has been duly executed and delivered by Seller and is in full force and effect, and no default or material breach has occurred and is continuing thereunder.

Section 3.15Taxes. Seller and its Subsidiaries have timely filed all income tax returns and other material tax returns that are required to be filed by them and have paid all taxes,

material assessments, fees and other governmental charges levied, except for any such taxes, material assessments, fees and other governmental charges as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Seller and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Seller, adequate.

Section 3.16Investment Company. Neither Seller nor any of its Subsidiaries is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.17Chief Executive Office; Jurisdiction of Organization. On the Closing Date Seller’s chief executive office, is, and has been, located at the address specified in Section 11.05 for notices. On the Closing Date, Seller’s jurisdiction of organization is the State of Delaware. Seller shall provide Buyer with [***] notice of any change in Seller’s principal office or place of business or jurisdiction. Seller has no trade name. During the [***], Seller has not been known by or done business under any other name, corporate or fictitious, and has not filed or had filed against it any bankruptcy receivership or similar petitions nor has it made any assignments for the benefit of creditors.

Section 3.18Location of Books and Records. The location where Seller keeps its books and records, including all computer tapes and records relating to the Repurchase Assets is its chief executive office.

Section 3.19ERISA. Each Plan is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and other Federal or State law.

Section 3.20Financing of Note. Each Transaction will be used to purchase the Note as provided herein, which Note will be conveyed and/or sold by Seller to Buyer.

Section 3.21Agreements. Neither Seller nor any Subsidiary of Seller is a party to any agreement, instrument, or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 3.05 hereof. Neither Seller nor any Subsidiary of Seller is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could have a material adverse effect on the business, operations, properties, or financial condition of Seller as a whole. No holder of any indebtedness of Seller or of any of its Subsidiaries has given notice of any asserted default thereunder.

Section 3.22Other Indebtedness. All material Indebtedness (other than Indebtedness incurred under the Program Agreements) of Seller existing on the Closing Date is listed on Exhibit B of the Pricing Side Letter (the “Existing Indebtedness”).

Section 3.23No Reliance. Seller has made its own independent decisions to enter into the Program Agreements and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including the legal, accounting or tax treatment of such Transactions.

Section 3.24Plan Assets. Seller is not an employee benefit plan as defined in Section 3 of Title I of ERISA that is subject to Title I of ERISA, or a plan described in section 4975(e)(1) of the Code that is subject to section 4975 of the Code, or an entity, including an insurance company separate account or general account, whose underlying assets include plan assets by reason of such an employee benefit plan’s or plan’s investment in the entity, and the Purchased Assets are not “plan assets” within the meaning of 29 CFR § 2510.3 101 as amended by section 3(42) of ERISA, in Seller’s hands, and transactions by or with Seller are not subject to any state or local statute regulating investments or fiduciary obligations with respect to governmental plans within the meaning of section 3(32) of ERISA.

Section 3.25No Prohibited Persons. Neither Seller nor any of its Affiliates, officers, directors, partners or members, is an entity or person (or to the Seller’s knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on OFAC’s most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

Section 3.26Anti-Money Laundering Laws. The Seller has complied in all material respects with all other Anti Money Laundering Laws and has established an anti-money laundering compliance program and such other procedures and controls to remain in material compliance with all applicable Anti Money Laundering Laws.

Section 3.27Anti-Corruption Laws.

(a)Seller is and will remain in compliance with all applicable Anti-Corruption Laws, and agrees that no part of the proceeds of the Purchase Price will be used, directly or to its knowledge indirectly, by any Person for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
(b)Seller acknowledges by executing this Agreement and the other Program Agreements to which Seller is a party that Buyer has notified it that, pursuant to the requirements of the Patriot Act, Buyer is required to obtain, verify and record such information as may be necessary to identify Seller and confirm that the administrator of Seller (or the administrator of the applicable direct or indirect owner of equity interests of it), has obtained, verified and recorded such information as may be necessary to identify any Person owning twenty-five percent (25%) or more of the direct equity interests of it (including, without limitation, the name and address of such Person), in each case, in accordance with the Patriot Act.
(c)None of Seller or any director, officer, agent or employee of Seller, has used or to its knowledge directly or indirectly used any of the proceeds of any Transaction (i) for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) to make any direct or indirect unlawful payment to any government official or employee from corporate funds, (iii) to violate any provision of the U.S. Foreign Corrupt Practices Act of 1977 or similar law of a jurisdiction in which Seller conducts its business and to which it is lawfully subject or (iv) to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
Section 3.28Compliance with 1933 Act. Neither Seller nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Note, any interest in the Note or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Note, any interest in the Note or any other similar security from, or otherwise approached or negotiated with respect to the Note, any interest in the Note or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Note under the 1933 Act or which would render the disposition of the Note a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

Section 3.29Margin Regulations. The use of all funds acquired by Seller under this Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.

Section 3.30Sanctions Compliance. Seller confirms as a condition of this Agreement and warrants to Buyer that it will, and it will cause each of its controlled Subsidiaries to, abide by all applicable economic sanctions laws and trade restrictions, administered or enforced from time to time by the United States, including those administered by OFAC or the U.S. Department of State (collectively “Sanctions”), In particular, Seller represents and warrants that neither it, nor any of the Seller, or its respective Affiliates, officers, directors, partners, or members (i) is an entity or other person that: (a) appears on the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC; (b) is operating in, organized in, a national of or ordinarily resident in a country or territory subject to comprehensive sanctions, programs administered and enforced by OFAC, currently including, Cuba, Iran, Syria, North Korea, and the Crimean, Donetsk and Luhansk regions of Ukraine (“Sanctioned Jurisdiction”); (c) is otherwise the target of any Sanctions, including but not limited to U.S. Executive Order 14024 issued on April 15, 2021, U.S. Executive Order 13662 issued on March 20, 2014, and any directives or designations issued pursuant thereto; or (d) is directly or indirectly owned 50% or more in the aggregate, or controlled by or acting for or on behalf of entities or other persons described in clauses (a) through (c), above (any and all entities or other persons described in clauses (a) through (d) above are “Prohibited Persons”); (ii) engaged or engages in any dealings or transactions with or involving any Prohibited Persons or Sanctioned Jurisdiction; and (iii) otherwise engaged or engages in any dealings or transactions in violation of Sanctions. Neither Seller nor any of its Affiliates, officers, directors, partners, or members shall be included on the SDN List, the U.K. Sanctions List, or the E.U. Consolidated Financial Screening List.

Section 3.31Fannie Mae Approvals. Seller is approved by Fannie Mae as an approved seller and approved servicer. Seller is in good standing, with no event having occurred, including a change in insurance coverage which would either make Seller unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to Fannie Mae.
Section 3.32The Fannie Mae Lender Contract. Seller has delivered to Buyer a copy of the Fannie Mae Lender Contract which was executed on Fannie Mae’s standard forms, which incorporates the Fannie Mae Guide, and Seller hereby represents and warrants that there has been no amendment to such Fannie Mae Lender Contract (other than as effected by the Acknowledgment Agreement) that would grant additional or more favorable rights to terminate the servicer from those rights specified in the Fannie Mae Guide) and copies delivered to Buyer by Seller are true, correct and complete. The Fannie Mae Lender Contract is in full force and effect, and Seller has not been terminated as the servicer under the Fannie Mae Lender Contract and no default or event of default (howsoever defined) has occurred and is continuing thereunder, except where the occurrence and continuance of such default or event of default would not reasonably be expected to result in a Material Adverse Effect.

Section 3.33No Adverse Actions. To the extent approved by a Specified Entity, Seller has not received from any Specified Entity a notice of extinguishment or a notice indicating material breach, default or material non-compliance which could be reasonably likely to cause such Specified Entity to terminate, suspend, sanction or levy penalties against it, or a notice from any Specified Entity indicating any adverse fact or circumstance in respect of it which could be reasonably likely to cause such Specified Entity, to revoke any of its approvals or otherwise terminate, suspend it as an approved issuer, seller or servicer, as applicable, or with respect to which such adverse fact or circumstance has caused any Specified Entity to terminate it.
ARTICLE IV

CONVEYANCE; REPURCHASE ASSETS; SECURITY INTEREST
Section 4.01Ownership. Upon payment of the Purchase Price and delivery of the Note to Buyer, Administrative Agent, on behalf of the Buyers, shall become the sole owner of the Purchased Assets, free and clear of all liens and encumbrances.

Section 4.02Security Interest.

(a)Although the parties intend (other than for U.S. federal tax purposes) that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, and in any event, Seller hereby pledges to Buyer as security for the performance by Seller of its Obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in all of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Primary Repurchase Assets”:
(i)the Note identified on the Asset Schedule;
(ii)all rights to reimbursement or payment of the Note and/or amounts due in respect thereof under the Note identified on the Asset Schedule;
(iii)all records, instruments or other documentation evidencing any of the foregoing;

(iv)all “general intangibles,” “accounts,” “chattel paper,” “securities accounts,” “investment property,” “deposit accounts” and “money” as defined in the Uniform Commercial Code relating to or constituting any and all of the foregoing (including all of Seller’s rights, title and interest in and under the Base Indenture and the Series 2025-VF1 Indenture Supplement); and
(v)any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing.
(b)Seller hereby assigns, pledges, conveys and grants a security interest in all of its right, title and interest in, to and under the Repurchase Assets to Administrative Agent (on behalf of Buyer) to secure the Obligations. Seller agrees to accurately notate its records to evidence the interests granted to Buyer hereunder.
(c)Subject to the priority interest of the Indenture Trustee, Buyer and Seller hereby agree that in order to further secure Seller’s Obligations hereunder, Seller hereby assigns, pledges, conveys and grants to Buyer a security interest (subject and subordinate to Fannie Mae’s rights under the Acknowledgment Agreement and the Fannie Mae Requirements) in (i) as of the Closing Date, Seller’s rights (but not its obligations) under the Program Agreements including any rights to receive payments thereunder or any rights to collateral thereunder whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Rights”) and (ii) all collateral however defined or described under the Program Agreements to the extent not otherwise included under the definitions of Primary Repurchase Assets or Repurchase Rights (such collateral, “Additional Repurchase Assets,” and collectively with the Primary Repurchase Assets and the Repurchase Rights, the “Repurchase Assets”).
(d)Seller hereby delivers an irrevocable instruction to the buyer under any Program Agreement that upon receipt of a notice of an Event of Default under this Agreement, the buyer thereunder is authorized and instructed to (i) remit to Buyer hereunder directly any amounts otherwise payable to Seller and (ii) to deliver to Buyer all collateral otherwise deliverable to Seller, to the extent all obligations then due and owing under such Program Agreements have been paid in full. In furtherance of the foregoing, upon repayment of the outstanding purchase price under any Program Agreement and termination of all obligations of the Seller thereunder or other termination of the related Program Agreements following repayment of all obligations thereunder, the related buyer under any Program Document is hereby instructed to deliver to Buyer hereunder any collateral (as such term may be defined under the related Program Agreement) then in its possession or control.
(e)The foregoing provisions of this Section 4.02 are intended to constitute a security agreement or other arrangement or other credit enhancement related to this Agreement and the Transactions hereunder as defined under Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.

Section 4.03Further Documentation. At any time and from time to time, upon the written request of Buyer, and at the sole expense of Seller, Seller will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Buyer may reasonably request (x) to obtain, preserve, perfect, protect or more fully evidence Buyer’s security interest in the Purchased Assets, (y) for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted or (z) to enable Buyer to exercise or enforce any of its rights hereunder or under any other Program Agreement, including the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any applicable jurisdiction with respect to the Liens created hereby or amendments thereto or assignments thereof and such other instruments or notices, as Buyer may reasonably require. Seller also hereby authorizes Buyer to file (with a copy to Seller) any such financing or continuation statement, and amendments thereto and assignments thereof to the extent permitted by applicable law.

Section 4.04Changes in Locations, Name, etc. Seller shall not (a) change the location of its chief executive office/chief place of business from that specified in Section 3.17 or (b) change its name or identity or organizational structure or jurisdiction of organization from the jurisdiction referred to in Section 3.17, unless it shall have given Buyer [***] notice thereof and shall have delivered to Buyer all Uniform Commercial Code financing statements and amendments thereto as Buyer shall request and taken all other actions deemed necessary by Buyer to continue its perfected status in the Repurchase Assets with the same or better priority.

Section 4.05Performance by Buyer of Seller’s Obligations. If Seller fails to perform or comply with any of its agreements contained in the Program Agreements and Buyer may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable (under the circumstances) out-of-pocket expenses of Buyer actually incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Pricing Rate shall be payable by Seller to Buyer on demand and shall constitute Obligations. Such interest shall be computed on the basis of the actual number of days in each Price Differential Period and a 360-day year.

Section 4.06Proceeds. If an Event of Default shall occur and be continuing, (a) all proceeds of Repurchase Assets received by Seller consisting of cash, checks and other liquid assets readily convertible to cash items shall be held by Seller in trust for Buyer, segregated from other funds of Seller, and shall forthwith upon receipt by Seller be turned over to Buyer in the exact form received by Seller (duly endorsed by Seller to Buyer, if required) and (b) any and all such proceeds received by Buyer (whether from Seller or otherwise) may, in the sole discretion of Buyer, be held by Buyer as collateral security for, and/or then or at any time thereafter may be applied by Buyer against, the Obligations (whether matured or unmatured), such application to be in such order as Buyer shall elect. Any balance of such proceeds remaining after the Obligations shall have been paid in full and this Agreement shall have been terminated shall be paid over to Seller or to whomsoever may be lawfully entitled to receive the same.

Section 4.07Remedies. If an Event of Default shall occur and be continuing, Buyer may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Uniform Commercial Code (including Buyer’s rights to a strict foreclosure under Section 9-620 of the Uniform Commercial Code). Without limiting the generality of the foregoing, Buyer may seek the appointment of a receiver, liquidator, conservator, trustee, or similar official in respect of Seller or any of Seller’s property. Without limiting the generality of the foregoing, Buyer without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required under this Agreement or by Applicable Law referred to below) to or upon Seller or any other Person (each and all of which demands, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Repurchase Assets, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Repurchase Assets or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of Buyer or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Buyer shall have the right upon any such public sale or sales, and, to the extent permitted by applicable law, upon any such private sale or sales, to purchase the whole or any part of the Repurchase Assets so sold, free of any right or equity of redemption in Seller, which right or equity is hereby waived or released. Seller further agrees, at Buyer’s request, to assemble the Repurchase Assets and make them available to Buyer at places which Buyer shall reasonably select, whether at Seller’s premises or elsewhere. Buyer shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable (under the circumstances) out-of-pocket costs and expenses of every kind actually incurred therein or incidental to the care or safekeeping of any of the Repurchase Assets or in any way relating to the Repurchase Assets or the rights of Buyer hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as Buyer may elect, and only after such application and after the payment by Buyer of any other amount required or permitted by any provision of law, including Section 9-615 of the Uniform Commercial Code, need Buyer account for the surplus, if any, to Seller. To the extent permitted by applicable law, Seller waives all claims, damages and demands it may acquire against Buyer arising out of the exercise by Buyer of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of Buyer. If any notice of a proposed sale or other disposition of Repurchase Assets shall be required by law, such notice shall be deemed reasonable and proper if given [***] such sale or other disposition. Seller shall remain liable for any deficiency (plus accrued interest thereon as contemplated herein) if the proceeds of any sale or other disposition of the Repurchase Assets are insufficient to pay the Obligations and the fees and disbursements in amounts reasonable under the circumstances, of any attorneys employed by Buyer to collect such deficiency.

Section 4.08Limitation on Duties Regarding Preservation of Repurchase Assets. Buyer’s duty with respect to the custody, safekeeping and physical preservation of the Repurchase Assets in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as Buyer deals with similar property for its own account. Neither Buyer nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Repurchase Assets or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Repurchase Assets upon the request of Seller or otherwise.

Section 4.09Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Repurchase Assets are irrevocable and powers coupled with an interest.

Section 4.10Release of Security Interest. Upon the latest to occur of (a) the repayment to Buyer of all Obligations hereunder, and (b) the occurrence of the Termination Date, Buyer shall release its security interest in any remaining Repurchase Assets hereunder and shall promptly execute and deliver to Seller such documents or instruments as Seller shall reasonably request to evidence such release.

Section 4.11Reinstatement. All security interests created by this Article IV shall continue to be effective, or be reinstated, as the case may be, if at any time any payment, or any part thereof, of any Obligation of Seller is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Seller or any substantial part of its property, or otherwise, all as if such release had not been made.

Section 4.12Subordination. Seller shall not seek in any Insolvency Event of the Issuer to be treated as part of the same class of creditors as Administrative Agent, on behalf of the Buyer, and shall not oppose any pleading or motion by Administrative Agent, on behalf of the Buyer, advocating that Administrative Agent, on behalf of the Buyer, should be treated as a separate class of creditors. Seller acknowledges and agrees that its rights with respect to the

Repurchase Assets are and shall continue to be at all times while the obligations are outstanding junior and subordinate to the rights of Administrative Agent, on behalf of the Buyer, under this Agreement.

ARTICLE V

CONDITIONS PRECEDENT
Section 5.01Initial Transaction. The obligation of Buyer to enter into Transactions with the Seller hereunder is subject to the satisfaction, immediately prior to or concurrently with the entering into such Transaction, of the condition precedent that Buyer shall have received all of the following items, each of which shall be satisfactory to Buyer and its counsel in form and substance:

(a)Program Agreements and Note. The Program Agreements and Note, in all instances duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.
(b)Security Interest. Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Repurchase Assets have been taken, including duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.
(c)Organizational Documents. A certificate of the corporate secretary of Seller in form and substance acceptable to Buyer, attaching certified copies of Seller’s certificate of formation, operating agreement and corporate resolutions approving the Program Agreements and transactions thereunder (either specifically or by general resolution) and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Agreements.
(d)Good Standing Certificate. A certified copy of a good standing certificate from the jurisdiction of organization of Seller, dated as of no earlier than the date ten (10) Business Days prior to the Closing Date.
(e)Incumbency Certificate. An incumbency certificate of the corporate secretary of Seller, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Program Agreements.
(f)Fees. Buyer shall have received payment in full of all fees and Expenses which are payable hereunder to Buyer on or before such date.

(g)Acknowledgment Agreement. The Acknowledgment Agreement shall have been duly authorized, executed and delivered by each party thereto and shall be in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel, and all conditions precedent to the effectiveness of the Acknowledgment Agreement shall have been satisfied or waived.
Section 5.02All Transactions. The obligation of Buyer to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:

(a)Transaction Notice and Asset Schedule. In accordance with Section 2.02, Buyer shall have received from Seller a Transaction Notice with an Asset Schedule that has been updated to include the Note related to a proposed Transaction hereunder on such Business Day.
(b)No Margin Deficit. After giving effect to each new Transaction, the aggregate outstanding amount of the Purchase Price shall not exceed the Asset Value of the Note then in effect.
(c)No Default. No Default or Event of Default exists or shall have occurred and be continuing immediately after giving effect to such new Transaction.
(d)Requirements of Law. None of the Administrative Agent or Buyer shall have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions with a Pricing Rate based on Base Rate.
(e)Representations and Warranties. Both immediately prior to the related Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller in each Program Agreement shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, (i) if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date and (ii) if any such representation or warranty is already qualified by materiality or material adverse effect, such representation or warranty shall be true and correct in all respects, as written).
(f)[Reserved].
(g)Note. Buyer shall have received the Note relating to any Purchased Assets, which is in form and substance satisfactory to Buyer in its sole discretion.
(h)Material Adverse Change. None of the following shall have occurred and/or be continuing:

a.Buyer’s corporate bond rating as calculated by S&P or Moody’s has been lowered or downgraded to a rating below investment grade by S&P or Moody’s;
b.an event or events shall have occurred in the good faith determination of Buyer resulting in the effective absence of a “lending market” for financing debt obligations secured by mortgage loans or servicing receivables or securities backed by mortgage loans or servicing receivables or an event or events shall have occurred resulting in Buyer not being able to finance the Note through the “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or
c.there shall have occurred a material adverse change in the financial condition of Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under this Agreement.
(i)Fees. Buyer shall have received payment in full of all fees and Expenses which are payable hereunder to Buyer on or before such date.
Section 5.03Closing Subject to Conditions Precedent. The obligation of Buyer to purchase the Note is subject to the satisfaction on or prior to the Closing Date of the following conditions (any or all of which may be waived by Buyer):

(a)Performance by the Issuer and loanDepot. All the terms, covenants, agreements and conditions of the Transaction Documents to be complied with, satisfied, observed and performed by the Issuer, and loanDepot on or before the Closing Date shall have been complied with, satisfied, observed and performed in all material respects.
(b)Representations and Warranties. Each of the representations and warranties of the Issuer and loanDepot made in the Transaction Documents shall be true and correct in all material respects as of the Closing Date (or, (i) if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date and (ii) if any such representation of warranty is already qualified by materiality or material adverse effect, such representation or warranty shall be true and correct in all respects).
(c)Officer’s Certificate. The Administrative Agent, Buyer and the Indenture Trustee shall have received in form and substance reasonably satisfactory to the Administrative Agent an officer’s certificate from loanDepot and a certificate of an Authorized Officer of the Issuer, dated the Closing Date, each certifying to the satisfaction of the conditions set forth in the preceding paragraphs (a) and (b), in each case together with incumbency, by-laws, resolutions and good standing.
(d)Opinions of Counsel to the Issuer and loanDepot. Counsel to the Issuer and Seller shall have delivered to the Administrative Agent, Buyer and the Indenture Trustee favorable opinions, dated the Closing Date and satisfactory in form and substance to the Administrative Agent and its counsel, relating to corporate matters, enforceability, securities contract, non-consolidation, Investment Company Act and perfection and an opinion as to which state’s law applies to security interest and perfection matters. In addition to the foregoing, loanDepot, as servicer, shall have caused its counsel to deliver to the Issuer, Buyer, as purchaser of the Note hereunder, the Administrative Agent and the Indenture Trustee an opinion as to certain tax matters dated as of the Closing Date, satisfactory in form and substance to the Administrative Agent, Buyer and their respective counsel.
(e)Officer’s Certificate of Indenture Trustee. The Administrative Agent and Buyer shall have received in form and substance reasonably satisfactory to the Administrative Agent an Officer’s Certificate from the Indenture Trustee, dated the Closing Date, with respect to the Base Indenture, together with incumbency and good standing.
(f)Opinions of Counsel to the Indenture Trustee. Counsel to the Indenture Trustee shall have delivered to the Administrative Agent and Buyer a favorable opinion dated the Closing Date and reasonably satisfactory in form and substance to the Administrative Agent and its counsel related to the enforceability of the Base Indenture.
(g)Opinions of Counsel to the Owner Trustee. Delaware counsel to the Owner Trustee of the Issuer shall have delivered to the Administrative Agent and Buyer favorable opinions regarding the formation, existence and standing of the Issuer and of the Issuer’s execution, authorization and delivery of each of the Transaction Documents to which it is a party and such other matters as the Administrative Agent and Buyer may reasonably request, dated the Closing Date and reasonably satisfactory in form and substance to the Administrative Agent and Buyer and their respective counsel.
(h)Filings and Recordations. The Administrative Agent, Buyer and the Indenture Trustee shall have received evidence reasonably satisfactory to the Administrative Agent of (i) the completion of all recordings, registrations and filings as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect or evidence: (A) the assignment by loanDepot, as Seller, to the Issuer of the ownership interest in the “Collateral” (as defined in the PC Repurchase Agreement) conveyed pursuant to the PC Repurchase Agreement and the proceeds thereof and (ii) the completion of all recordings, registrations, and filings as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect or evidence the grant of a first priority perfected security interest in the Issuer’s ownership interest in the Collateral in favor of the Indenture Trustee, subject to no Liens prior to the Lien created by the Base Indenture.

(i)Documents. The Administrative Agent, Buyer and the Indenture Trustee shall have received a duly executed counterpart of each of the Transaction Documents, in form acceptable to Buyer, the Note and each and every document or certification delivered by any party in connection with any such Transaction Documents, or the Note, and each such document shall be in full force and effect.
(j)Actions or Proceedings. No action, suit, proceeding or investigation by or before any Governmental Authority shall have been instituted to restrain or prohibit the consummation of, or to invalidate, any of the transactions contemplated by the Transaction Documents the Note and the documents related thereto in any material respect.
(k)Approvals and Consents. All Governmental Actions of all Governmental Authorities required with respect to the transactions contemplated by the Transaction Documents, the Note and the documents related thereto shall have been obtained or made.
(l)Fees, Costs and Expenses. Buyer shall have received payment in full of all fees and Expenses which are payable hereunder to Buyer on or before the Closing Date, and the fees, costs and expenses payable by the Issuer and loanDepot on or prior to the Closing Date pursuant to this Agreement or any other Transaction Document (including but not limited to any MSR Valuation Agent Fees) shall have been paid in full. External legal costs incurred by Buyer in connection with entering into this Agreement shall not exceed the Legal Expense Cap and all expenses incurred with respect to Buyer’s due diligence review shall not exceed the Diligence Services Expense Cap.
(m)Other Documents. loanDepot shall have furnished to the Administrative Agent, Buyer and the Indenture Trustee such other opinions, information, certificates and documents as the Administrative Agent may reasonably request.
(n)MSR Valuation Agent. loanDepot shall have engaged the MSR Valuation Agent pursuant to an agreement reasonably satisfactory to the Administrative Agent.
(o)Proceedings in Contemplation of Sale of the Note. All actions and proceedings undertaken by the Issuer and loanDepot in connection with the issuance and sale of the Note as herein contemplated shall be satisfactory in all respects to the Administrative Agent, Buyer and their respective counsel.
(p)Advance Rate Reduction Event, Servicer Termination Events, Events of Default and Funding Interruption Events. No Advance Rate Reduction Event, Servicer Termination Event, Event of Default or Funding Interruption Event shall then be occurring.
(q)Satisfaction of Conditions. Each of the Funding Conditions shall have been satisfied.

(r)Payoff of Existing Facility. Nomura Corporate Funding Americas, LLC shall have received a fully executed payoff letter and the corresponding payoff relating to that certain Credit Agreement, dated as of December 15, 2023 (as amended, restated, modified or supplemented from time to time), by and among loanDepot FA Agency MSR, LLC, as borrower, loanDepot.com, LLC, as guarantor, Nomura Corporate Funding Americas, LLC, as administrative agent and the sole lender, and the financial institutions that may from time to time becomes parties thereto as lenders.
If any condition specified in this Section 5.03 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by Buyer by notice to loanDepot at any time at or prior to the Closing Date and Buyer shall incur no liability as a result of such termination.
ARTICLE VI

COVENANTS
Seller covenants and agrees that until the payment and satisfaction in full of all Obligations, whether now existing or arising hereafter, shall have occurred:
Section 6.01Litigation. Seller will promptly, and in any event within [***] service of process on any of the following, give to Administrative Agent and Buyer notice of all litigation, actions, suits, arbitrations, investigations (including any of the foregoing which are threatened or pending) or other legal or arbitrable proceedings affecting Seller or any of its Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Program Agreements or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim individually or in the aggregate in an amount greater than $[***], or (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect. Seller will promptly provide notice of any judgment, which with the passage of time, could cause an Event of Default hereunder.

Section 6.02Prohibition of Fundamental Changes. Seller shall not (a) enter into any transaction of merger or consolidation or amalgamation with any Person; (b) liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution); (c) sell, lease or otherwise dispose of, all or substantially all of its assets; or (d) enter into any transaction or series of transactions to adopt, file, effect or consummate a Division, or otherwise permits any such Division to be adopted, filed, effected or consummated.

Section 6.03Sale of Assets. Seller shall not sell, lease (as lessor) or transfer (as transferor) or otherwise dispose of any property or assets, whether now owned or hereafter acquired, if such sale, lease or transfer would reasonably be expected to have a Material Adverse Effect.

Section 6.04Asset Schedule. Seller shall at all times maintain a current list (which may be stored in electronic form) of the Note and increases and decreases in the outstanding VFN Principal Balance thereof.

Section 6.05No Adverse Claims. Seller warrants and will defend, the right, title and interest of Administrative Agent or Buyer in and to all Purchased Assets and any MSRs against all adverse claims and demands.

Section 6.06Assignment. Except as permitted herein, Seller shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Agreements), any of the Purchased Assets or any interest therein, provided that this Section 6.06 shall not prevent any transfer of Purchased Assets in accordance with the Program Agreements.

Section 6.07Security Interest. Seller shall do all things necessary to preserve the Purchased Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Seller will comply with all rules, regulations and other laws of any Governmental Authority and cause the Purchased Assets to comply with all applicable rules, regulations and other laws. Seller will not allow any default for which Seller is responsible to occur under any Purchased Assets or any Program Agreement and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Assets and any Program Agreement.

Section 6.08Records.

(a)Seller shall collect and maintain or cause to be collected and maintained all Records (including any Audits in which there are material adverse findings) relating to the Purchased Assets and the Seller in accordance with industry custom and practice for assets similar to the Purchased Assets, including those maintained pursuant to Section 6.09, and all such Records shall be in Seller’s or Buyer’s possession unless Buyer otherwise approves. Seller shall maintain all such Records in good and complete condition in accordance with industry practices for assets similar to the Purchased Assets and preserve them against loss.

(b)For so long as Buyer has an interest in or lien on any Purchased Assets, Seller shall hold or cause to be held all related Records in trust for Buyer. Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of Buyer granted hereby.
(c)Upon reasonable advance notice from Administrative Agent or Buyer, Seller shall (x) make any and all such Records (including, to the extent not otherwise prohibited by reason of confidentiality or other non-disclosure restrictions, any Audits in which there are material adverse findings), available to Administrative Agent or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit Administrative Agent or Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants, in each case in accordance with Section 11.09.
Section 6.09Books. Seller shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the transfer of Purchased Assets to Buyer.

Section 6.10Approvals. Seller shall maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Agreements, and Seller shall conduct its business strictly in accordance with Applicable Law.
Section 6.11Insurance. Seller shall maintain or cause to be maintained, at its own expense, insurance coverage as is customary, reasonable and prudent in light of the size and nature of Seller’s business as of any date after the Closing Date. Seller shall be deemed to have complied with this provision if one of its Affiliates has such policy coverage and, by the terms of any such policies, the coverage afforded thereunder extends to Seller. Upon the request of Buyer at any time subsequent to the Closing Date and in no event more than once per calendar year unless an Event of Default shall have occurred and be continuing, Seller shall cause to be delivered to Buyer, a certification evidencing Seller’s coverage under any such policies.

Section 6.12Material Change in Business. Seller shall not engage to any substantial extent in any line or lines of business activity other than Current Business Operations as of the Closing Date.

Section 6.13Existence; Fannie Mae Approvals.

(a)Seller shall preserve and maintain its legal existence and all of its governmental licenses, authorizations, consents and approvals necessary for Seller to conduct its business and to perform its obligations under the Transaction Documents and the Acknowledgment Agreement.
(b)Seller shall maintain adequate financial standing, procedures, and experienced personnel necessary for the sound servicing (or for the prudent oversight of subservicers to ensure the sound servicing) of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance, in all material respects, with Accepted Servicing Practices and the terms of the Fannie Mae Lender Contract.
(c)Seller shall comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including truth in lending, real estate settlement procedures and all environmental laws) if the failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.
(d)Seller shall maintain its status with Fannie Mae as an approved seller and servicer, and shall be in good standing as servicer with Fannie Mae in accordance with applicable law and all rules, policies, procedures and standards of Fannie Mae (collectively, “Fannie Mae Approvals”).
(e)Seller shall and shall cause any subservicer to service all MSRs in accordance with the Fannie Mae Requirements.
(f)Should Seller, (x) receive written notice of any material default or notice of termination of servicing for cause under the Fannie Mae Lender Contract, or (y) for any reason, cease to possess all applicable Fannie Mae Approvals, or should notification from Fannie Mae as described in Section 3.32 be received, Seller shall so notify Buyer [***]. Notwithstanding the preceding sentence, Seller shall take all necessary action to maintain all of its Fannie Mae Approvals at all times during the term of the Agreement.
Section 6.14Changes in Organizational Documents. Seller shall not amend, modify or otherwise change any of its Organizational Documents in any material respect, or except any such amendments, modifications or changes or any such new agreements or arrangements that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; provided that Seller shall deliver written notice to Buyer [***] of any material amendment to its Organizational Documents.

Section 6.15Chief Executive Office; Jurisdiction of Organization. Seller shall not move its chief executive office from the address referred to in Section 3.17 or change its jurisdiction of organization from the jurisdiction referred to in Section 3.17 unless it shall have provided Buyer [***] notice of such change.

Section 6.16Taxes. Seller shall timely file all income tax returns and all other material tax returns that are required to be filed by them and shall timely pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP.

Section 6.17Transactions with Affiliates. Other than the purchase of the Note, Seller shall not, directly, or indirectly enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction (a) does not result in a Default hereunder, (b) is not prohibited under the Program Agreements and (c) (i) is in the ordinary course of Seller’s business or (ii) is upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section 6.17 to any Affiliate.

Section 6.18Guarantees. Seller shall not create, incur, assume or suffer to exist any Guarantees, except (i) to the extent reflected in Seller’s financial statements or notes thereto, (ii) to the extent the aggregate Guarantees of Seller do not exceed $[***], or (iii) to the extent such Guarantee is otherwise disclosed to Buyer in writing.

Section 6.19Indebtedness. Seller shall not incur any additional material Indebtedness other than (i) the Existing Indebtedness specified on Exhibit B of the Pricing Side Letter; (ii) Indebtedness incurred with Buyer or its Affiliates; (iii) Indebtedness incurred in connection with new or existing secured lending facilities and (iv) usual and customary accounts payable for a mortgage company), without the prior written consent of Buyer.

Section 6.20True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of Seller, any Affiliate thereof or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of Seller are and will be true and complete in all material respects and do not and shall not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements, information and reports delivered by Seller to Buyer pursuant to this Agreement shall be prepared in accordance with U.S. GAAP, or, if applicable, to SEC filings, the appropriate SEC accounting regulations.

Section 6.21No Pledge. Except as contemplated herein or the VFN Program Agreements, Seller shall not pledge, grant a security interest or assign any existing or future rights in any of the Repurchase Assets or pledge or grant to any other Person any security interest in the Note.

Section 6.22Plan Assets. Seller shall not be an employee benefit plan as defined in Section 3 of Title I of ERISA that is subject to Title I of ERISA, or a plan described in section 4975(e)(1) of the Code that is subject to section 4975 of the Code and Seller shall not use “plan assets” within the meaning of 29 CFR § 2510.3 101, as amended by section 3(42) of ERISA to engage in this Agreement or any Transaction hereunder. Transactions to or with Seller shall not be subject to any state or local statute regulating investments of or fiduciary obligations with respect to governmental plans within the meaning of section 3(32) of ERISA.

Section 6.23Sharing of Information. Seller shall allow Buyer to exchange information related to Seller and the Transactions hereunder with third party lenders, permitted assignees, Participants and credit insurance providers and Seller shall permit each third party lender to share such information with Buyer, but only to the extent such parties agree or are bound by a professional obligation of confidentiality to hold such information in strict confidence and abide by confidentiality provisions substantially similar to those provided herein.

Section 6.24Modification of the Base Indenture and Series 2025-VF1 Indenture Supplement. Seller shall not consent with respect to any of the Base Indenture and the Series 2025-VF1 Indenture Supplement related to the Purchased Assets, to (i) the modification, amendment or termination of such the Base Indenture and the Series 2025-VF1 Indenture Supplement, (ii) the waiver of any provision of the Base Indenture and the Series 2017-VF1 Indenture Supplement, or (iii) the resignation of loanDepot as servicer under the Base Indenture and the Series 2025-VF1 Indenture Supplement, or the assignment, transfer, or material delegation of any of its rights or obligations, under such the Base Indenture and the Series 2025-VF1 Indenture Supplement, without the prior written consent of Buyer exercised in Buyer’s sole discretion.
Section 6.25Reporting Requirements.

(a)Seller shall furnish to Buyer (i) promptly ([***] a Responsible Officer of Seller has actual knowledge thereof), copies of any material and adverse notices (including, without limitation, notices of defaults, breaches, potential defaults or potential breaches) and any material financial information that is not otherwise required to be provided by Seller hereunder which is given to one of Seller’s other lenders, (ii) promptly (but in [***] after a Responsible Officer of Seller has actual knowledge thereof), notice of the occurrence of (1) any Event of Default hereunder; (2) any Default or other material breach by Seller of any obligation under any Program Agreement or any other contract or contracts, in the aggregate in excess of $[***] to which Seller is a party, or (3) the occurrence of any event or circumstance that such party reasonably expects has resulted in, or will, with the passage of time, result in, a Material Adverse Effect or an Event of Default, and (iii) the following:
(i)as soon as available and in any event [***] after the end of each calendar month, the unaudited balance sheet of Seller, as at the end of such period and the related unaudited consolidated statements of income for Seller, including changes in shareholders’ equity (or its equivalent) for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of Seller, which certificate shall state that said consolidated financial statements or financial statements, as applicable, fairly present in all material respects the consolidated financial condition or financial condition, as applicable, and results of operations of Seller in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);
(ii)as soon as available and in any event [***] after the end of each calendar quarter, the unaudited cash flow statements of Seller, as at the end of such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of Seller, which certificate shall state that said consolidated financial statements or financial statements, as applicable, fairly present in all material respects the consolidated financial condition or financial condition, as applicable, and results of operations of Seller in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);
(iii)as soon as available and in any event within [***] after the end of each fiscal year of Seller, the balance sheet of Seller, as applicable, as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for Seller and changes in shareholders’ equity (or its equivalent) for such year, setting forth in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion and the scope of audit shall be acceptable to Buyer in its sole discretion, shall have no “going concern” qualification and shall state that said consolidated financial statements or financial statements, as applicable, fairly present the consolidated financial condition or financial condition, as applicable, and results of operations of Seller as at the end of, and for, such fiscal year in accordance with GAAP;
(iv)such other prepared statements that Buyer may reasonably request;
(v)from time to time (x) such other information regarding the financial condition, operations, or business of Seller as Buyer may reasonably request and (y) information and documentation reasonably requested by Buyer for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;
(vi)as soon as reasonably possible, and [***] after a Responsible Officer of Seller has knowledge of the occurrence of any ERISA Event of Termination, stating the particulars of such ERISA Event of Termination in reasonable detail;
(vii)as soon as reasonably possible, notice of any of the following events:
(A)any material dispute, litigation, investigation, proceeding or suspension between Seller on the one hand, and any Governmental Authority or any Person;
(B)any material change in accounting policies or financial reporting practices of Seller;
(C)any material issues raised upon examination of Seller or Seller’s facilities by any Governmental Authority;
(D)any material change in the Indebtedness of Seller, including any default, renewal, non-renewal, termination, increase in available amount or decrease in available amount related thereto, which notice thereof shall be provided in the Officer’s Compliance Certificate;
(E)promptly upon receipt of notice or knowledge of any lien or security interest (other than security interests created hereby or by the other Program Agreements) on, or claim asserted against, any of the Purchased Assets;
(F)the filing, recording or assessment of any federal, state or local tax lien against Seller, or any of Seller’s assets, unless such filing, recording or assessment could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to Seller;

(G)(i) any material penalties, sanctions or charges levied, or threatened to be levied, against Seller or any adverse change or threatened change made in writing in Seller’s Fannie Mae Approval status, (ii) the commencement of any material non-routine investigation or the institution of any proceeding or the threat in writing of institution of any proceeding against Seller by any Governmental Authority or any supervisory or regulatory Governmental Authority supervising or regulating the origination or servicing of mortgage loans by, or the issuer or seller status of Seller or (iii) the commencement of any material investigation, or the institution of any material proceeding or the threat in writing of institution of any material proceeding against Seller by any supervisory or regulatory Governmental Authority supervising or regulating the origination or servicing of mortgage loans by, or the issuer or seller status of Seller; and
(H)(x) any material settlement with, or issuance of a consent order by, any Governmental Authority or (y) any issuance of a consent order by, any Governmental Authority, in the case of clauses (x) or (y), any amounts owed by Seller thereunder exceed an aggregate amount greater than $[***].
(b)Officer’s Certificates. Seller will furnish to Buyer, at the time Seller furnishes each set of financial statements pursuant to Section 6.25(a)(iii)(1), (2) or (3) above, an Officer’s Compliance Certificate of Seller, in the form of Exhibit A to the Pricing Side Letter.
(c)Monthly Reporting. Seller shall at all times maintain a current list (which may be stored in electronic form) of the Note and Additional Balances. Seller shall deliver to Buyer no later than the 25th day of each month (the “Monthly Report Date”) a cumulative Asset Schedule, each of which, when so delivered, shall replace the current Asset Schedule and which may be delivered in electronic form acceptable to Buyer. Each such updated Asset Schedule shall indicate the outstanding VFN Principal Balance of the Note as of the close of the preceding week. As of each Monthly Report Date, Seller hereby certifies, represents and warrants to Buyer that each such updated Asset Schedule is true, complete and correct in all material respects.
(d)Hedging Reports. Seller shall deliver to Buyer a monthly summary hedge report (data elements to be agreed upon by Seller and Buyer).
(e)Other. Seller shall deliver to Buyer any other reports or information reasonably requested by Buyer or as otherwise required pursuant to this Agreement and the Indenture (including, without limitation, all reports and information delivered by the Issuer, the Administrator or the Indenture Trustee relating to the Note). Seller understands and agrees that all reports and information provided to Buyer by or relating to Seller may be disclosed to Buyer’s Affiliates by third party lenders, permitted assignees, Participants, credit insurance providers, any liquidity provider to Buyer and their respective agents and representatives, but only to the extent such parties agree or are bound by a professional obligation of confidentiality to hold such information in strict confidence and abide by confidentiality provisions substantially similar to those provided herein.
(f)Regulatory Reporting Compliance. Seller shall, [***] following the end of each of Seller’s fiscal years (December 31), beginning with the fiscal year ending in 2025, deliver to Buyer a copy of the results of any Uniform Single Attestation Program for Mortgage Bankers or an Officer’s Certificate that satisfies the requirements of Item 1122(a) of Regulation AB, an independent public accountant’s report that satisfies the requirements of Item 1123 of Regulation AB, or similar review conducted on Seller by its accountants, and such other reports as Seller may prepare relating to its servicing functions as Seller.
Section 6.26[Reserved].

Section 6.27Litigation Summary. On each date on which the Officer’s Compliance Certificate is delivered, Seller shall provide to Buyer a true and correct summary of all material actions, notices, proceedings and investigations pending with respect to which Seller has received service of process or other form of notice or, to the best of Seller’s knowledge, threatened against it, before any court, administrative or governmental agency or other regulatory body or tribunal.

Section 6.28Material Change in Business. Seller shall not make any material change in the nature of its business as carried on at the Closing Date other than lines of business typical for companies engaged in mortgage or consumer finance.

Section 6.29Hedging. On each date on which the Officer’s Compliance Certificate is delivered, Seller shall provide a true and correct summary of all interest rate protection agreements entered into or maintained by Seller and a summary of the realized gains or losses of such interest rate protection agreements compared against any change in value of the MSRs.

Section 6.30MSR Valuation. On each date on which the Officer’s Compliance Certificate is delivered, Seller shall provide to Administrative Agent and Buyer a detailed summary of the Market Value Percentage of MSRs from the most recently delivered Market Value Report.

Section 6.31No Prohibited Persons. Seller shall abide by all applicable Sanctions. Neither Seller nor any of its Affiliates, nor, to its knowledge, any of its or its Affiliates’ directors, officers or employees, is an entity or person (or to Seller’s knowledge, owned or controlled by an entity or person) (i) is an entity or other person that: (a) appears on the

SDN List maintained by OFAC; (b) is operating in, organized in, a national of or ordinarily resident in a Sanctioned Jurisdiction; (c) is otherwise the target of any Sanctions, including but not limited to U.S. Executive Order 14024 issued on April 15, 2021, U.S. Executive Order 13662 issued on March 20, 2014, and any directives or designations issued pursuant thereto; or (d) is directly or indirectly owned 50% or more in the aggregate, or controlled by or acting for or on behalf of entities or other persons described in clauses (a) through (c), above; (ii) engaged or engages in any dealings or transactions with or involving any Prohibited Persons or Sanctioned Jurisdiction; and (iii) otherwise engaged or engages in any dealings or transactions in violation of Sanctions.  Neither Seller nor any of its Affiliates, officers, directors, partners, or members shall be included on the SDN List, the U.K. Sanctions List, or the E.U. Consolidated Financial Screening List.

Section 6.32Investment Company. Neither Seller nor any of its Subsidiaries, nor Guarantor shall become an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.33Trigger Event MSR Sale. Seller shall, [***], notify Buyer in the event that it has voluntarily relinquished or delivered notice of its intent to sell or transfer MSRs constituting more than [***] % of the Covered MSRs.

Section 6.34Amendments. Seller shall not execute any amendments with respect to the Program Agreements without the prior consent of the Buyer.

Section 6.35Distributions. Following the occurrence and during the continuation of an Event of Default, Seller shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of Seller, whether now or hereafter outstanding, or make any other distribution or dividend in respect of any of the foregoing or to any shareholder or equity owner of Seller, either directly or indirectly, whether in cash or property or in obligations of Seller or any of Seller’s consolidated Subsidiaries, except that, notwithstanding the foregoing, Seller shall be permitted at all times (regardless of whether or not an Event of Default exists) to make Tax Distributions; provided that Seller agrees to cause LD Holdings Group LLC to promptly disburse any such funds for the payment of taxes when due.

Section 6.36Fannie Mae Lender Contract.

(a)Within [***] (x) a Responsible Officer of Seller becomes aware of an amendment to the Fannie Mae Lender Contract or (y) a Responsible Officer of Seller becomes aware of an amendment to the Acknowledgment Agreement that, in each case, could reasonably be expected to materially and adversely affect Seller, the Purchased Assets, the Administrative Agent’s or Buyer’s interest therein or to result in a Material Adverse Effect, to the extent permitted by Fannie Mae, Seller shall deliver to Administrative Agent and Buyer copies of any such amendments; provided that Seller shall cooperate with any requests by Administrative Agent or Buyer to deliver copies of each amendment, restatement, supplement or other modification to the Fannie Mae Lender Contract or the Acknowledgment Agreement that Buyer shall reasonably request, to the extent permitted by Fannie Mae.
(b)Seller shall not execute any amendments with respect to the Acknowledgment Agreement without the prior consent of Buyer.
(c)Should Seller for any reason cease to possess the Fannie Mae Approvals, or should notification to Fannie Mae be required, Seller shall promptly, [***], notify Buyer in writing.
(d)Seller shall promptly, [***] Seller has knowledge thereof, notify Buyer of any Servicer Termination Event or event of default under the Fannie Mae Lender Contract or its receipt of a notice of actual termination of Seller’s right to service under the Fannie Mae Lender Contract which evidences an intent to transfer such servicing to a third party.
Section 6.37Termination of Servicing Notice. Seller shall give notice to Buyer promptly [***] after receipt of notice or knowledge by a Responsible Officer of (i) any material default, notice of termination of servicing for cause or notice of any other matter materially and adversely affecting the Purchased Assets under the Fannie Mae Lender Contract or (ii) any resignation of servicing, termination of servicing or notice of resignation of or termination of servicing, under the Fannie Mae Lender Contract, outside the ordinary course of business.

ARTICLE VII

DEFAULTS/RIGHTS AND REMEDIES OF BUYER UPON DEFAULT
Section 7.01Events of Default. Each of the following events or circumstances shall constitute an “Event of Default”:

(a)Payment Failure. Failure of Seller to (i) make any payment of the Purchase Price beyond the applicable dates on which such payment is due, (ii) make any payment of Price Differential, on a Price Differential Payment Day or on a scheduled Repurchase Date, subject to a [***] cure period (provided that with respect to any payment made on a Repurchase Date that is not a scheduled Repurchase Date, such failure continues for a period of [***] following the earlier of (x) written notice or (y) the date upon which Seller obtained knowledge of such failure), (iii) make any payment (which failure continues for a [***] , provided that such grace period shall be permitted [***] ) from Buyer and (y) the date upon which Seller obtained knowledge of such failure) of any other sum which has become due, otherwise, whether by acceleration or otherwise, under the terms of any Program Agreement, or (iv) cure any Margin Deficit when due pursuant to Section 2.05 hereof.
(b)Cross Default. (i) An Event of Default (as defined in the Indenture) has occurred and is continuing under the Indenture or an Event of Default (as defined in the related Other Repurchase Agreement) has occurred and is continuing under any Repurchase Document or (ii) Seller or Affiliates thereof shall be in default under (A) any Nomura Indebtedness, (B) any Transaction Document; (C) any Indebtedness, in the aggregate, in excess of $[***]of Seller or any Affiliate thereof which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, or (D) any other contract or contracts, in the aggregate in excess of $[***]to which Seller or any Affiliate thereof is a party which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract.
(c)Assignment. Assignment or attempted assignment by Seller of this Agreement, or any rights hereunder without first obtaining the specific written consent of Buyer, or the granting by Seller of any security interest, lien or other encumbrances on any Purchased Assets to any person other than Buyer.
(d)Insolvency. An Act of Insolvency shall have occurred with respect to Seller.
(e)Material Adverse Change. Any material adverse change in the Property, business, financial condition or operations of Seller or any of its Affiliates shall occur, in each case as determined by Buyer in its sole good faith discretion, or any other condition shall exist which, in Buyer’s sole good faith discretion, constitutes a material impairment of Seller’s ability to perform its obligations under this Agreement or any other Program Agreement.
(f)Immediate Breach of Representation or Covenant or Obligation. A breach by Seller of any of the representations, warranties or covenants or obligations set forth in [***] of this Agreement.
(g)Additional Breach of Representation or Covenant. A breach by Seller of any other representation, warranty or covenant set forth in this Agreement (and not otherwise specified in Section 7.01(f) above), if such breach is not cured [***].
(h)Representations. Except as set forth in clause (i) below, any representation or warranty made or deemed made by Seller herein or in any other Program Agreement (after giving effect to any qualification as to materiality set forth therein, if any) shall prove to have been false and misleading when made or any Monthly Report or Officer’s Compliance Certificate delivered hereunder shall prove to have been false and misleading in any material respect when made.
(i)1940 Act. The representation and warranty in Section 3.16 shall be false or misleading at any time.
(j)Change in Control. The occurrence of a Change in Control.
(k)Failure to Transfer. Seller fails to transfer a material portion of the Purchased Assets to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price).
(l)Judgment. A final judgment or judgments for the payment of money in excess of $[***] shall be rendered against Seller or any of its Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, [***].
(m)Government Action. Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller or any Affiliate thereof, or shall have taken any action to displace the management of Seller or any Affiliate thereof or to curtail its authority in the conduct of the business of Seller or any Affiliate thereof, or takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller or Affiliate as an issuer, buyer or a seller/servicer of mortgage loans or securities backed thereby, and such action provided for in this subparagraph (m) shall not have been discontinued or stayed [***].
(n)Inability to Perform. A Responsible Officer of Seller or Guarantor shall admit its inability to, or its intention not to, perform any of Seller’s Obligations or Guarantor’s Obligations hereunder or the Guaranty.
(o)Security Interest. This Agreement shall for any reason cease to create a valid, first priority security interest in any material portion of the Repurchase Assets purported to be covered hereby.
(p)Financial Statements. Seller’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Seller as a “going concern” or a reference of similar import.

(q)Validity of Agreement. For any reason, this Agreement at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Lien granted pursuant thereto shall fail to be perfected and of first priority, or Seller or any Affiliate of Seller shall seek to disaffirm, terminate, limit, reduce or repudiate its obligations hereunder or Guarantor’s obligations under the Guaranty.
(r)Guarantor Breach. A breach by Guarantor of any representation, warranty or covenant set forth in the Guaranty or any other Program Agreement, any “event of default” by Guarantor under the Guaranty, any repudiation of the Guaranty by the Guarantor or if the Guaranty is not enforceable against the Guarantor.
(s)Servicing. [***] of Seller’s Portfolio is seized or terminated in any single event or series of events arising from the same or substantially similar circumstances or occurrences or a Servicer Termination Event shall occur with respect to Seller.
Section 7.02No Waiver. An Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

Section 7.03Due and Payable. Upon the occurrence of any Event of Default which has not been waived in writing by Buyer, Administrative Agent may (and at the direction of Buyer shall), by notice to Seller, declare all Obligations to be immediately due and payable, and any obligation of Buyer to enter into Transactions with Seller shall thereupon immediately terminate. Upon such declaration, the Obligations shall become immediately due and payable, both as to Purchase Price outstanding and Price Differential, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or other evidence of such Obligations to the contrary notwithstanding, except with respect to any Event of Default set forth in Section 7.01(d), in which case all Obligations shall automatically become immediately due and payable without the necessity of any notice or other demand, and any obligation of Buyer to enter into Transactions with Seller shall immediately terminate. Administrative Agent, on behalf of the Buyer, may enforce payment of the same and exercise any or all of the rights, powers and remedies possessed by Administrative Agent, on behalf of the Buyer, whether under this Agreement or any other Program Agreement or afforded by applicable law.

Section 7.04Fees. The remedies provided for herein are cumulative and are not exclusive of any other remedies provided by law. In addition to the Seller’s obligation contained in Section 3 of the Pricing Side Letter, Seller agrees to pay to Administrative Agent and Buyer reasonable attorneys’ fees and reasonable legal expenses incurred in enforcing Administrative Agent’s and Buyer’s rights, powers and remedies under this Agreement and each other Program Agreement.

Section 7.05Default Rate. Without regard to whether Buyer has exercised any other rights or remedies hereunder, if an Event of Default shall have occurred and be continuing, the applicable Margin in respect of the Pricing Rate shall be increased, to the extent permitted by Applicable Law, as set forth in clause (ii) of the definition of “Margin.”

ARTICLE VIII

ENTIRE AGREEMENT; AMENDMENTS
AND WAIVERS; SEPARATE ACTIONS BY BUYER
Section 8.01Entire Agreement; Amendments. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the parties hereto and supersedes any and all prior or contemporaneous agreements, written or oral, as to the matters contained herein, and no modification or waiver of any provision hereof or any of the Program Agreements, nor consent to the departure by Seller therefrom, shall be effective unless the same is in writing, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which it is given. This Agreement may not be amended, modified or supplemented except by writing executed by Seller, Administrative Agent and Buyer. The Administrative Agent shall comply with its obligations under Section 6(c) of the Acknowledgment Agreement, and in addition, the Seller shall deliver to Fannie Mae a copy of any executed amendment to this Agreement promptly after execution thereof.

Section 8.02Waivers, Separate Actions by Buyer. Any amendment or waiver effected in accordance with this Article VIII shall be binding upon Buyer and Seller; and Buyer’s failure to insist upon the strict performance of any term, condition or other provision of this Agreement or any of the Program Agreements, or of Buyer (or Administrative Agent on behalf of Buyer) to exercise any right or remedy hereunder or thereunder, shall not constitute a waiver by Buyer (or Administrative Agent on behalf of the Buyer) of any such term, condition or other provision or Default or Event of Default in connection therewith, nor shall a single or partial exercise of any such right or remedy preclude any other or future exercise, or the exercise of any other right or remedy; and any waiver of any such term, condition or other provision or of any such Default or Event of Default shall not affect or alter this Agreement or any of the Program Agreements, and each and every term, condition and other provision of this Agreement and the Program Agreements shall, in such event, continue in full force and effect and shall be operative with respect to any other then existing or subsequent Default or Event of Default in connection therewith. The occurrence of an Event of Default hereunder or under any of the Program Agreements, the occurrence of a Purchase Price Percentage Reduction Event under this Agreement or the occurrence of an Advance Rate Reduction Event under the Indenture shall be deemed to be continuing unless and until waived in writing by Buyer.

ARTICLE IX

SUCCESSORS AND ASSIGNS
Section 9.01Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, any portion thereof, or any interest therein. Seller shall not have the right to assign all or any part of this Agreement or any interest herein without the prior written consent of Buyer.

Section 9.02Participations and Transfers.

(a)Buyer may in accordance with applicable law at any time sell to one or more banks or other entities (“Participants”) participating interests in all or a portion of Buyer’s rights and obligations under this Agreement and the other Program Agreements; provided that (i) if such sale is to a [***] shall not be required in the event that (A) such Competitor is an Affiliate of Buyer or (B) an Event of Default has occurred and is continuing, (ii) each such sale shall represent an interest in a Transaction in a Purchase Price of $[***] and (iii) other than with respect to a participating interest consisting of a pro rata interest in all payments due to Buyer under this Agreement and/or prior to an Event of Default Buyer receives an opinion of a nationally recognized tax counsel experienced in such matters that such sale will not result in the Issuer being subject to tax on its net income as an association (or publicly traded partnership) taxable as a corporation or a taxable mortgage pool taxable as a corporation, each for U.S. federal income tax purposes. In the event of any such sale by Buyer of participating interests to a Participant, Buyer shall remain a party to the Transaction for all purposes under this Agreement and the Program Agreements and Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Agreement and the Program Agreements. For the avoidance of doubt, the terms and provisions of Section 9.02(b) shall not restrict or otherwise qualify the terms and provisions set forth in this Section 9.02(a).
(b)Buyer may in accordance with applicable law at any time assign, pledge, hypothecate, or otherwise transfer to one or more banks, financial institutions, investment companies, investment funds or any other Person (each, a “Transferee”) all or a portion of Buyer’s rights and obligations under this Agreement and the other Program Agreements, provided, that (i) Seller has consented to such assignment, pledge, hypothecation, or other transfer (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, Seller’s consent shall not be required in the event that (A) such Transferee is an Affiliate of Buyer or (B) an Event of Default has occurred; (ii) absent an Event of Default, Buyer shall give [***] notice thereof to Seller; and (iii) that each such sale shall represent an interest in the Transactions in an aggregate Purchase Price of $[***] or more; and (iv) other than with respect to an assignment, pledge, hypothecation or transfer consisting of a pro rata interest in all payments related to Purchase Price or Price Differential due to Buyer under this Agreement and/

or prior to an Event of Default Buyer received an opinion of a nationally recognized tax counsel experienced in such matters that such assignment, pledge, hypothecation or transfer will not result in the Issuer being subject to tax on its net income as an association (or publicly traded partnership) taxable as a corporation or a taxable mortgage pool taxable as a corporation, each for U.S. federal income tax purposes. In the event of any such assignment, pledge, hypothecation or transfer by Buyer of Buyer’s rights under this Agreement and the other Program Agreements, Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Agreement. Buyer (acting as agent for Seller) shall maintain at its address referred to in Section 11.05 a register (the “Register”) for the recordation of the names and addresses of Transferees, and the Purchase Price outstanding and Price Differential in the Transactions held by each thereof. The entries in the Register shall be prima facie conclusive and binding, and Seller may treat each Person whose name is recorded in the Register as the owner of the Transactions recorded therein for all purposes of this Agreement. No assignment shall be effective until it is recorded in the Register.
(c)All actions taken by Buyer pursuant to this Section 9.02 shall be at the expense of Buyer. Notwithstanding anything to the contrary herein, Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Seller.
(d)Notwithstanding any other provision of this Agreement to the contrary, Buyer may pledge as collateral, or grant a security interest in, all or any portion of its rights in, to and under this Agreement to a Federal Reserve Bank to secure obligations to such Federal Reserve Bank, in each case without the consent of Seller; provided that no such pledge or grant shall release Buyer from its obligations under this Agreement; provided, further, that no such pledge or grant shall be to a Competitor of Seller.
Section 9.03Buyer and Participant Register.

(a)Subject to acceptance and recording thereof pursuant to paragraph (b) of this Section 9.03, from and after the effective date specified in each assignment and acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment and acceptance, have the rights and obligations of Buyer under this Agreement. Any assignment or transfer by Buyer of rights or obligations under this Agreement that does not comply with this Section 9.03 shall be treated for purposes of this Agreement as a sale by such Buyer of a participation in such rights and obligations in accordance with Section 9.02.
(b)Seller or an agent of Seller shall maintain a register (the “Transaction Register”) on which it will record the Transactions entered into hereunder, and each assignment and acceptance and participation. The Transaction Register shall include the name and address of Buyer (including all assignees, successors and Participants), and the Purchase Price of the Transactions entered into by Buyer. Failure to make any such recordation, or any error in such recordation shall not affect Seller’s obligations in respect of such Transactions. If Buyer sells a participation in any Transaction, it shall provide Seller, or maintain as agent of Seller, the information described in this paragraph and permit Seller to review such information as reasonably needed for Seller to comply with its obligations under this Agreement or under any applicable law or governmental regulation or procedure.
ARTICLE X

AGENT PROVISIONS
Section 10.01Appointment of Administrative Agent.

(a)Buyer hereby irrevocably appoints Nomura Corporate Funding Americas, LLC, as Administrative Agent hereunder and under the other Program Agreements, and Buyer hereby authorizes Nomura Corporate Funding Americas, LLC, in such capacity, to act as its agent in accordance with the terms hereof. The provisions of this Article X are solely for the benefit of Administrative Agent and Buyer, and Seller shall not have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, Administrative Agent shall act solely as an agent of Buyer and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Seller.
(b)The Buyer may, to the extent permitted by applicable law and the Program Agreements, and with the consent of Seller (such consent not to be required if an Event of Default has occurred and is continuing and not to be unreasonably withheld), by notice in writing to such Person remove for cause such Person as Administrative Agent and, with the consent of Seller (such consent not to be required if an Event of Default has occurred and is continuing and not to be unreasonably withheld) and in accordance with the terms of the other Program Agreements, appoint a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed by the Buyer and shall have accepted such appointment within [***] (or such earlier day as shall be agreed by the Buyer and Seller), then such removal shall nonetheless become effective in accordance with such notice o[***] after the Administrative Agent’s receipt of such notice of removal.
Section 10.02Powers and Duties. Buyer irrevocably authorizes Administrative Agent to take such action on Buyer’s behalf and to exercise such powers, rights and remedies hereunder and under the other Program Agreements as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Program Agreements. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason hereof or any of the other Program Agreements, a fiduciary relationship in respect of Buyer; and nothing herein or any of the other Program Agreements, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect hereof or any of the other Program Agreements except as expressly set forth herein or therein.

Section 10.03Rights, Exculpation, Etc. The Administrative Agent and its directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Transaction Documents. Without limiting the generality of the foregoing, the Administrative Agent: (i) may consult with legal counsel (including, without limitation, counsel to the Administrative Agent), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel or experts; (ii) makes no warranty or representation to any Buyer and shall not be responsible to any Buyer for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Transaction Documents; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Transaction Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (iv) shall not be responsible to any Buyer for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, nor shall the Administrative Agent be responsible or liable to the Buyers for any failure to monitor or maintain any portion of the Collateral. Without limiting the foregoing and notwithstanding any understanding to the contrary, no Buyer shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement, the Notes or any of the other Transaction Documents in its own interests as a Buyer or otherwise.

Section 10.04Administrative Agent to Act as Buyer. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as Buyer. Administrative Agent shall have the same rights and powers as any other Buyer and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Buyer” shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Seller or any of their Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Seller for services in connection herewith and otherwise without having to account for the same to Buyer.

Section 10.05Buyer’s Representations, Warranties and Acknowledgment.
Buyer represents and warrants that it has made its own independent investigation of the financial condition and affairs of Seller in connection with the Transactions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Seller. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Buyer or to provide Buyer with any credit or other information with respect thereto, whether coming into its possession before the making of the Transactions or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Buyer.
Unless otherwise agreed to by Buyer and Seller, Buyer, by delivering its signature page to this Agreement and entering into Transactions with Seller hereunder shall be deemed to have acknowledged receipt of, and consented to and approved, each Program Agreement and each other document required to be approved by Administrative Agent or Buyer, as applicable on the Closing Date or such other funding date.
Section 10.06Right to Indemnity.

Buyer hereby agrees to indemnify Administrative Agent, any Affiliate of the Administrative Agent, and their respective directors, officers, agents and employees (each, an “Indemnitee Agent Party”), and hold such Indemnitee Agent Party harmless to the extent that such Indemnitee Agent Party shall not have been reimbursed by Seller (to the extent required in accordance with the terms of this Agreement), from and against any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred by any of them (except to the extent that it has resulted from the gross negligence or willful misconduct of such Indemnitee Agent Party) which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Program Agreements or otherwise in its capacity as an Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Program Agreements, including amounts paid in settlement, court costs and reasonable fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding or any advice rendered in connection with any of the foregoing. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.
Promptly after receipt by the Indemnitee Agent Party of notice of the commencement of any action regarding which a claim in respect thereof is to be made against Buyer, the Indemnitee Agent Party shall notify Buyer in writing of the commencement thereof, but the omission to so notify will not relieve Buyer from any liability which they may have under this Agreement or from any other liability which they may have, except to the extent that they have been prejudiced in any material respect by the failure by the Indemnitee Agent Party to provide prompt notice. Upon receipt of notice by Buyer, Buyer will be entitled to participate in the related action, and they may elect by written notice delivered to the Indemnitee Agent Party to assume the defense thereof. Upon receipt of notice by the Indemnitee Agent Party of the Buyer’s election to assume the defense of such action, Buyer shall not be liable to the Indemnitee Agent Party for legal expenses incurred by such party in connection with the defense thereof unless (i) Buyer shall not have employed counsel to represent the Indemnitee Agent Party within a reasonable time after receipt of notice of commencement of the action, (ii) Buyer have authorized in writing the employment of separate counsel for the Indemnitee Agent Party, or (iii) the Indemnitee Agent Party has previously engaged counsel and reasonable legal expenses are necessary (a) to transfer the file to the Buyer’s designated counsel, or (b) to pursue immediate legal action necessary to preserve the legal rights or defenses of the Indemnitee Agent Party as against a third party claimant, and such legal action must occur prior to said transfer. Buyer shall not settle any suit or claim without the Indemnitee Agent Party’s written consent unless such settlement solely involves the payment of money by parties other than the Indemnitee Agent Party and includes unconditional release of the Indemnitee Agent Party from all liability on all matters that are the subject of such proceeding or claim.
Section 10.07Successor Administrative Agent.
Administrative Agent may resign at any time [***] notice thereof to Buyer. Upon any such notice of resignation, Buyer shall have the right to appoint a successor administrative agent; provided, that the retiring Administrative Agent shall continue to hold the Collateral and all liens and security interest therein for the benefit of Buyer until a successor administrative agent is appointed.
Upon the acceptance of any appointment as Administrative Agent hereunder by a successor administrative agent, that successor administrative agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor administrative agent all sums and items of Collateral held under the Program Agreements, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor administrative agent under the Program Agreements, and (ii) execute and deliver to such successor administrative agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor administrative agent of the security interests created under the Program Agreements, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X and Section 11.02 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

Notwithstanding anything herein to the contrary, Administrative Agent may assign its rights and duties as Administrative Agent hereunder to an Affiliate without written notice to, the Buyer in accordance with the terms of the Program Agreements; provided, that Seller and Buyer may deem and treat such assigning Administrative Agent as Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to Seller and Buyer of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Program Agreements.
Section 10.08Delegation of Duties. Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Program Agreement by or through (i) any one or more of its Affiliates or (ii) any one or more sub agents appointed by Administrative Agent with the prior consent of the Buyer. Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates and their respective officers, partners, directors, trustees, employees and agents. The exculpatory provisions of this Article X shall apply to any such Affiliate or sub agent and to such other parties as are listed above provided that notwithstanding this Section 10.08, no such delegation relieves the Administrative Agent of its duties or obligations under this Agreement.

Section 10.09Right to Realize on Collateral. Anything contained in any of the Program Agreements to the contrary notwithstanding, Seller, Administrative Agent and each Buyer hereby agree that (i) no Buyer shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Buyer in accordance with the terms hereof and all powers, rights and remedies under the Program Agreements may be exercised solely by Administrative Agent, and (ii) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Buyer may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Buyer (but not any Buyer in its or their respective individual capacities unless Buyer shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

Section 10.10Erroneous Payments.

(a)If the Administrative Agent notifies Buyer or any Person who has received funds on behalf of Buyer (any Buyer or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such

Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to Buyer or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and Buyer shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, [***], return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the overnight federal funds rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error. If a Payment Recipient receives any payment, prepayment or repayment of principal, interest, fees, distribution or otherwise and does not receive a corresponding payment notice or payment advice, such payment, prepayment or repayment shall be presumed to be in error absent written confirmation from the Administrative Agent to the contrary.
(b)Buyer hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to Buyer under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to Buyer from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(c)For so long as an Erroneous Payment (or portion thereof) has not been returned by any Payment Recipient who received such Erroneous Payment (or portion thereof) (such unrecovered amount, an “Erroneous Payment Return Deficiency”) to the Administrative Agent after demand therefor in accordance with immediately preceding clause (a), (i) the Administrative Agent may elect, in its sole discretion on written notice to Buyer, that all rights and claims of Buyer with respect to the Repurchase Price or other Obligations owed to such Person up to the amount of the corresponding Erroneous Payment Return Deficiency in respect of such Erroneous Payment (the “Corresponding Repurchase Price”) shall immediately vest in the Administrative Agent upon such election; after such election, the Administrative Agent (x) may reflect its ownership interest in the related Repurchase Price in a principal amount equal to the Corresponding Repurchase Price on the Asset Schedule, and (y) upon [***] notice to Buyer, may sell such Repurchase Price (or portion thereof) in respect of the Corresponding Repurchase Price, and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by Buyer shall be reduced by the net proceeds of the sale of such Repurchase Price (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against Buyer (and/or against any Payment Recipient that receives funds on its behalf), and (ii) each party hereto agrees that, except to the extent that the Administrative Agent has sold such Repurchase Price, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of Buyer with respect to the Erroneous Payment Return Deficiency. For the avoidance of doubt, no vesting or sale pursuant to the foregoing clause (i) will reduce the Committed Amount of any Buyer and such Committed Amount shall remain available in accordance with the terms of this Agreement.
(d)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Seller, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from Seller for the purpose of making such Erroneous Payment.
(e)No Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(f)Each party’s obligations, agreements and waivers under this Section 10.10 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, Buyer, the termination of the obligations set forth in Section 2.01 with respect to the Committed Amount and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Transaction Document.
ARTICLE XI

MISCELLANEOUS
Section 11.01Survival. This Agreement and the other Program Agreements and all covenants, agreements, representations and warranties herein and therein and in the certificates delivered pursuant hereto and thereto, shall survive the entering into of the Transaction and shall continue in full force and effect so long as any Obligations are outstanding and unpaid.
Section 11.02Indemnification. Seller shall, and hereby agrees to, indemnify, defend and hold harmless Administrative Agent, Buyer, any Affiliate of Administrative Agent and Buyer and their respective directors, officers, agents, employees and counsel from and against any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred by any of them (including any wire fraud, or data or systems intrusion) (except to the extent that it is finally judicially determined to have resulted from their own gross negligence or willful misconduct) as a consequence of, or arising out of or by reason of any litigation, investigations, claims or proceedings which arise out of or are in any way related to, (i) this Agreement or any other Program Agreement, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Program Agreement or any transaction contemplated hereby or thereby, (ii) Seller’s servicing practices or procedures; (iii) any actual or proposed use by Seller of the proceeds of the Purchase Price, and (iv) any Default, Event of Default or any other breach by Seller of any of the provisions of this Agreement or any other Program Agreement, including , amounts paid in settlement, court costs and reasonable fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding or any advice rendered in connection with any of the foregoing. If and to the extent that any Obligations are unenforceable for any reason, Seller hereby agrees to make the maximum contribution to the payment and satisfaction of such Obligations which is permissible under applicable law. Seller’s obligations set forth in this Section 11.02 shall survive any termination of this Agreement and each other Program Agreement and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of its obligations set forth in this Agreement or otherwise. In addition, Seller shall, upon demand, pay to Buyer or Administrative Agent, as applicable, all costs and Expenses (including the reasonable fees and disbursements of counsel) paid or incurred by Buyer or Administrative Agent in (i) enforcing or defending its rights under or in respect of this Agreement or any other Program Agreement, (ii) collecting the Purchase Price outstanding, (iii) foreclosing or otherwise collecting upon any Repurchase Assets and (iv) obtaining any legal, accounting or other advice in connection with any of the foregoing. This Section shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 11.03Nonliability of Buyer. The parties hereto agree that, notwithstanding any affiliation that may exist between Seller and Buyer, the relationship between Seller and Buyer shall be solely that of arms-length participants. Buyer shall not have any fiduciary responsibilities to Seller. Seller (i) agrees that Buyer shall not have any liability to Seller (whether sounding in tort, contract or otherwise) for losses suffered by Seller in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by this agreement, the other loan documents or any other agreement entered into in connection herewith or any act, omission or event occurring in connection therewith, unless it is determined by a judgment of a court that is binding on Buyer (which judgment shall be final and not subject to review on appeal), that such losses were the result of acts or omissions on the part of Buyer constituting gross negligence or willful misconduct and (ii) waives, releases and agrees not to sue upon any claim against Buyer (whether sounding in tort, contract or otherwise), except a claim based upon gross negligence or willful misconduct. Whether or not such damages are related to a claim that is subject to such waiver and whether or not such waiver is effective, neither Buyer nor Administrative Agent shall have any liability with respect to, and Seller hereby waives, releases and agrees not to sue upon any claim for, any special, indirect, consequential or punitive damages suffered by Seller in connection with, arising out of, or in any way related to the transactions contemplated or the relationship established by this Agreement, the other loan documents or any other agreement entered into in connection herewith or therewith or any act, omission or event occurring in connection herewith or therewith, unless it is determined by a judgment of a court that is binding on Buyer (which judgment shall be final and not subject to review on appeal), that such damages were the result of acts or omissions on the part of Buyer, as applicable, constituting willful misconduct or gross negligence.

Section 11.04Governing Law; Submission to Jurisdiction; Waivers.

(a)This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller acknowledges that the obligations of Buyer hereunder or otherwise are not the subject of any recourse to, any direct or indirect parent or other Affiliate of Buyer. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES HERETO, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HERETO WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICT OF LAW PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS;
(b)EACH OF THE PARTIES HERETO AND THE BUYER, BY THEIR ACCEPTANCE OF THE NOTE, HEREBY IRREVOCABLY AND UNCONDITIONALLY:
(c)SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;
(d)CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH

ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;
(e)AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND
(f)WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND HEREBY.
Section 11.05Notices. Any and all notices (with the exception of Transaction Notices, which shall be delivered via email only), statements, demands or other communications hereunder may be given by a party to the other by mail, email, facsimile, messenger or otherwise to the address specified below, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.

If to Seller:
loanDepot.com, LLC, as Seller
6561 Irvine Center Drive
Irvine, California 92618
Attention: [***]
E-mail: [***]
With copies to:

loanDepot.com, LLC
6561 Irvine Center Drive
Irvine, California 92618
Attention: [***]
E-mail: [***]

loanDepot.com, LLC
6561 Irvine Center Drive
Irvine, California 92618
Attention: General Counsel
E-mail: [***]

If to Buyer:

For Transaction Notice:

Nomura Corporate Funding Americas, LLC
Worldwide Plaza
309 West 49th Street
New York, New York 10019-7316
Tel: [***]
Fax: [***]
Attention: Operations
Email: [***]

with a copy to:

Nomura Corporate Funding Americas, LLC
Worldwide Plaza
309 West 49th Street
New York, New York 10019-7316
Tel: [***]
Fax: [***]
Attention: [***]
Email: [***]

If to Administrative Agent:

Nomura Corporate Funding Americas, LLC
Worldwide Plaza
309 West 49th Street
New York, New York 10019-7316
Tel: [***]
Fax: [***]
Attention: Operations
Email: [***]

with a copy to:

Nomura Corporate Funding Americas, LLC
Worldwide Plaza

309 West 49th Street
New York, New York 10019-7316
Tel: [***]
Fax: [***]
Attention: [***]
Email: [***]

Section 11.06Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement. In case any provision in or obligation under this Agreement or any other Program Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 11.07Section Headings. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 11.08Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterparty of a signature to this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterparty of this Agreement. The parties agree that this Agreement and any addendum or amendment hereto or any other document necessary for the consummation of the transactions contemplated by this Agreement may be accepted, executed or agreed to through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Act, 15 U.S.C. § 7001 et seq, Official Text of the Uniform Electronic Transactions Act as approved by the National Conference of Commissioners on Uniform State Laws at its Annual Conference on July 29, 1999 and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any secure third party electronic signature capture service providers with appropriate document access tracking, electronic signature tracking and document retention as may be approved by the Administrative Agent in its sole discretion.

Section 11.09Periodic Due Diligence Review. Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to Seller and the MSR and

Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agree that upon [***] notice unless an Event of Default shall have occurred and be continuing, in which case no notice is required, to Seller, Buyer or its authorized representatives will be permitted during normal business hours, and in a manner that does not unreasonably interfere with the ordinary conduct of Seller’s business, to examine, inspect, and make copies and extracts of, any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of Seller. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Assets. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into a Transaction related to any Purchased Assets from Seller based solely upon the information provided by Seller to Buyer in the Asset Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets related to a Transaction. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Seller.

Section 11.10Hypothecation or Pledge of Repurchase Assets. Buyer shall have free and unrestricted use of all Repurchase Assets and nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with all or a portion of the Repurchase Assets or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating all or a portion of the Repurchase Assets; provided that prior to an Event of Default, such pledge, repledge, transfer, hypothecation or rehypothecation is treated as a financing or hedging transaction for U.S. federal income tax purposes or a pro rata interest in all payments due to Buyer under this Agreement; provided, further that other than with respect to a pro rata interest in all payments due to Buyer under this Agreement and prior to an Event of Default Buyer receives an opinion of a nationally recognized tax counsel experienced in such matters that such repurchase transaction, pledge, repledge, transfer, hypothecation or rehypothecation will not result in the Issuer being subject to tax on its net income as an association (or publicly traded partnership) taxable as a corporation or a taxable mortgage pool taxable as a corporation, each for U.S. federal income tax purposes.

Section 11.11Confidentiality.

(a)This Agreement and its terms, provisions, supplements and amendments, and notices hereunder, are proprietary to Buyer or Seller, as applicable and shall be held by each party hereto, as applicable in strict confidence and shall not be disclosed to any third party without the written consent of Buyer or Seller, except for (i) disclosure to Buyer’s or Seller’s direct and indirect Affiliates and Subsidiaries, attorneys, accountants insurance consultants, insurers, agents or financing sources (“Representatives”), but only to the extent such parties agree or are bound by a professional obligation of confidentiality to hold such information in strict confidence, (ii) disclosure to any assignee, prospective assignee, participant or prospective participant, including their respective Representatives, which is not prohibited from being an assignee or participant and which agrees to hold such information in strict confidence and abide by confidentiality provisions substantially similar to those provided herein or are otherwise bound by a professional obligation of confidentiality, or (iii) disclosure required by law, rule, regulation or order of a court or other regulatory body. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Agreements, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Seller may not disclose the name of or identifying information with respect to Buyer or any pricing terms (including the Pricing Rate, the Purchase Price Percentage, the Purchase Price and the Facility Fees) or other nonpublic business or financial information (including any sublimits) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of Buyer.
(b)Notwithstanding anything in this Agreement to the contrary, Seller shall comply with all applicable local, state and federal laws, including all privacy and data protection law, rules and regulations that are applicable to the Repurchase Assets and/or any applicable terms of this Agreement (the “Confidential Information”). Seller understands that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “GLB Act”), and Seller agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act and other applicable federal and state privacy laws. Seller shall implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the GLB Act) of Buyer or any Affiliate of Buyer which Seller holds, (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. Seller represents and warrants that it has implemented appropriate measures to meet the objectives of Section 501(b) of the GLB Act and of the applicable standards adopted pursuant thereto, as now or hereafter in effect. Upon request, Seller will provide evidence reasonably satisfactory to allow Buyer to confirm that the providing party has satisfied its obligations as required under this Section 11.11. Without limitation, this may include Buyer’s review of audits, summaries of test results, and other equivalent evaluations of Seller. Seller shall notify Buyer immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of

Buyer or any Affiliate of Buyer provided directly to Seller by Buyer or such Affiliate. Seller shall provide such notice to Buyer by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of receipt to the applicable requesting individual.
Section 11.12Set-off; Netting. In addition to any rights and remedies of Buyer hereunder and by law, upon Buyer’s exercise against Seller of its contractual right as set forth in section 555 and 559 of the Bankruptcy Code to liquidate, terminate, or accelerate such contractual right, Buyer and any of its Affiliates shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, to aggregate, offset or net out any termination value, payment amount, or other transfer obligation arising under or in connection with set-off, foreclose, net and appropriate and apply against any Obligation hereunder or other contractual obligation, transaction, confirmation, or agreement set forth in section 555 and 559 of the Bankruptcy Code under any other financing facility between the Seller and the Buyer, whenever arising, from Seller to Buyer or any of its Affiliates including (i) any and all deposit, securities or other trust or custodial accounts maintained for the Seller by the Buyer or its Affiliates and any related deposits (general or special, time or demand, provisional or final), in any currency, or other property (including security entitlements) now or hereafter credited to or held in any such account or otherwise held, or carried by or through, or subject to the control of the Buyer or its applicable Affiliates or agent thereof in connection with any Obligation hereunder or other obligation, transaction, confirmation, or agreement under any other financing facility, whenever arising, whether fully paid or otherwise, (ii) all accounts, chattel paper, commodity accounts, commodity contracts, documents, general intangibles, instruments, investment property, letter-of-credit rights, and securities held under or constituting collateral or security under or pursuant to this Agreement or any other financing facility or any related document, (iii) any other obligation (including to return funds to Seller), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Buyer or any Affiliate thereof to or for the credit or the account of Seller, and (iv) all proceeds of or distributions on any of the foregoing, in each case solely to the extent held under or constituting collateral or security under or pursuant to this Agreement or any other financing facility or any related document. The rights of the Buyer and its Affiliates contained herein are in addition to any and all recoupment rights that each such party may have at law or in equity against the Seller under any Transaction Document or any other financing agreement. For the avoidance of doubt, the Affiliates of the Buyer shall be third party beneficiaries with respect to the terms and provisions of this Section 11.12. Buyer agrees promptly to notify Seller after any such set off or netting and application made by Buyer; provided, that, the failure to give such notice shall not affect the validity of such set off, netting and its application.

Section 11.13Intent.

(a)The parties recognize that each Transaction is a “master netting agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended and that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in Title 11 of the United States Code.
(b)It is understood that either party’s right to liquidate Purchased Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 4.07, Section 7.03 or Section 11.12 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and Section 561 of Title 11 of the United States Code, as amended.
(c)The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).
(d)It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).
(e)This Agreement is intended to be a “securities contract,” within the meaning of Section 555 under the Bankruptcy Code, and a “master netting agreement,” within the meaning of Section 561 under the Bankruptcy Code.
(f)It is the intention of the parties that, for U.S. federal income tax purposes and for accounting purposes, each Transaction constitute a financing with Seller incurring indebtedness, and that Seller be (except to the extent that Buyer shall have exercised its remedies following an Event of Default) the owner of the Purchased Assets for such purposes. Unless prohibited by Applicable Law that becomes effective after the date of this Agreement, Seller and Buyer shall treat the Transactions as described in the preceding sentence (including on any and all filings with any U.S. federal, state, or local taxing authority and agree not to take any action inconsistent with such treatment).

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed and delivered by their duly authorized officers or trustees as of the date first above written.

NOMURA CORPORATE FUNDING AMERICAS, LLC, as Buyer

By: /s/ David Zack
Name: David Zack
Title: Executive Director

NOMURA CORPORATE FUNDING AMERICAS, LLC, as Administrative Agent

By: /s/ David Zack
Name: David Zack
Title: Executive Director

LOANDEPOT.COM, LLC,
as Seller

By: /s/ David Hayes
Name: David Hayes
Title: CFO

EXHIBIT A
FORM OF TRANSACTION NOTICE
[***]

Exhibit A